EXECUTION COPY

Exhibit 10.30

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
CST BRANDS, INC.
(“Buyer”),
THE JONES COMPANY, PATAGONIA PARTNERS, LLC AND
JAMES A. WALKER, JR.
(“Sellers”),
solely for purposes of Section 4.12 and Section 9.13,
THE COMPANIES (AS DEFINED HEREIN),
and, solely for purposes of Section 4.4 and Section 4.12,
JAMES C. JONES III AND PATRICK C. JONES
November 24, 2015

TABLE OF CONTENTS
Page

ARTICLE 1 PRINCIPAL TRANSACTION	2

Section 1.1	Sale and Purchase of Equity Interests 2

Section 1.2	Estimated Closing Cash Payment; Payments; Purchase Price 2

Section 1.3	Adjustments to Estimated Purchase Price 3

Section 1.4	Condemnation; Casualty 6

Section 1.5	Title Commitments and Title Insurance 7

Section 1.6	Closing 7

Section 1.7	Closing Deliverables 7

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLERS	9

Section 2.1	Organization; Capitalization; Ownership 9

Section 2.2	Financial Statements and Financial Matters 10

Section 2.3	Compliance with Law 12

Section 2.4	Taxes 12

Section 2.5	Business Operations 16

Section 2.6	Employees 18

Section 2.7	Employee Benefit Plans 19

Section 2.8	Real Property 22

Section 2.9	Other Assets and Properties; Inventory 24

Section 2.10	Intellectual Property 25

Section 2.11	Litigation 26

i

Section 2.12	Authorization and Enforceability; No Conflict 26

Section 2.13	Material Contracts 27

Section 2.14	Insurance 29

Section 2.15	Environmental Matters 29

Section 2.16	Broker’s Fees 31

Section 2.17	FIRPTA Status 31

Section 2.18	Petroleum Refinery Business 31

Section 2.19	Suppliers 31

Section 2.20	Directors and Officers 31

Section 2.21	Bank Accounts 32

Section 2.22	Books and Records 32

Section 2.23	Related Parties 32

Section 2.24	Data Protection; Privacy; IT Systems 32

Section 2.25	Anti-Corruption and Trade Controls 34

Section 2.26	No Other Representations or Warranties 34

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER	35

Section 3.1	Organization and Good Standing 35

Section 3.2	Authorization and Enforceability; No Conflict 35

Section 3.3	Investment Intent 36

Section 3.4	Financing 36

Section 3.5	Solvency 36

Section 3.6	Inspection 36

Section 3.7	Broker’s Fees 36

Section 3.8	No Reliance 36

ARTICLE 4	37

COVENANTS AND AGREEMENTS	37

Section 4.1	Conduct Pending Closing 37

Section 4.2	Access to Information; Due Diligence Period 40

Section 4.3	Efforts; Notice; Further Assurances 41

Section 4.4	Restrictive Covenants 42

Section 4.5	Public Announcements 44

Section 4.6	[Intentionally Omitted] 44

Section 4.7	Pay-off Letters 44

Section 4.8	Records Retention 44

Section 4.9	Certain Tax Matters 44

Section 4.10	Employment and Employee Benefit Matters 50

Section 4.11	Insurance 52

Section 4.12	Releases 52

Section 4.13	Indemnification and Insurance 53

Section 4.14	[Intentionally Omitted] 54

Section 4.15	Sellers’ Representative 54

ARTICLE 5 CONDITIONS TO OBLIGATION TO CLOSE	55

Section 5.1	Conditions to Obligation of Buyer 55

Section 5.2	Conditions to Obligation of Sellers 57

ARTICLE 6 TERMINATION	58

Section 6.1	Termination Events 58

Section 6.2	Effect of Termination 59

ARTICLE 7 INDEMNIFICATION	59

Section 7.1	Survival 59

Section 7.2	Indemnification and Reimbursement by Sellers 60

Section 7.3	Indemnification and Reimbursement by Buyer 60

Section 7.4	Certain Limitations 60

Section 7.5	Indemnification Procedures 63

Section 7.6	Source of Payment 65

Section 7.7	Adjusted Purchase Price 65

Section 7.8	Exclusive Remedy 65

ARTICLE 8 DEFINITIONS	65

ARTICLE 9 GENERAL	82

Section 9.1	Binding Effect; Benefits; Assignment 82

Section 9.2	Entire Agreement 83

Section 9.3	Amendment and Waiver 83

Section 9.4	Governing Law; Exclusive Jurisdiction 83

Section 9.5	WAIVER OF TRIAL BY JURY 84

Section 9.6	Notices 84

Section 9.7	Counterparts 85

Section 9.8	Expenses 85

Section 9.9	Headings; Construction; Time of Essence 85

Section 9.10	Partial Invalidity 86

Section 9.11	Certain Disclosure Matters 86

Section 9.12	Specific Performance 86

Section 9.13	Representation by Barnes & Thornburg LLP; Privileged Communications 87

EXHIBITS
Exhibit 1.2(a)(ii)	New Construction Sites
Exhibit 4.1	Permitted Conduct Pending Closing
Exhibit 4.1(h)	Transferred Assets and Contracts
Exhibit 4.1(i)	Jones Transferred Assets and Contracts
Exhibit 4.10(a)	Severance Obligations
Exhibit 4.11	Excluded Insurance Policies
Exhibit 5.1(g)	Required Consents
Exhibit 8.1	Illustrative Calculation of Net Working Capital
Exhibit 8.2	Excluded Assets

v

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of November 24, 2015, by and among (i) CST Brands, Inc., a Delaware corporation (“Buyer”); (ii) The Jones Company, a Georgia corporation (“Jones Company”), Patagonia Partners, LLC, a Georgia limited liability company (“Patagonia”), and James A. Walker, Jr. (“Walker,” and together with Patagonia and the Jones Company, “Sellers” and each individually a “Seller”); (iii) solely for purposes of Section 4.12 and Section 9.13, Flash Foods, Inc., a Georgia corporation, Fuel South, Inc., a Georgia corporation, Fuel South Express, Inc., a Georgia corporation, Bacon Grocery Company, Inc., a Georgia corporation, Cowford Holdings, LLC, a Georgia limited liability company (“Cowford”), and Kemp Ridge Holdings, LLC, a Georgia limited liability company (collectively the “Companies” and each a “Company”); and (iv) solely for purposes of Section 4.4 and Section 4.12, James C. Jones III and Patrick C. Jones (collectively “Shareholders” and each a “Shareholder”). Buyer and Sellers are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Each capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article 8.
The Companies are engaged primarily in the following businesses: (i) development and operation of convenience stores and retail fuel stations, (ii) trading and distributing refined petroleum products, including among other things, the ownership of tractors and tankers for use in connection therewith, purchasing petroleum products from the pipeline and trading in renewable energy credits, (iii) warehousing and distributing grocery and in-store retail merchandise, including among other things, the ownership of tractors and tankers for use in connection therewith, and (iv) operating quick service restaurants branded as “Jones Company Restaurants”, along with leasing activities to other franchise restaurant operators, and (v) ownership of various real properties pursuant to which the Companies conduct their respective businesses in the State of Georgia and the State of Florida (the “Business”).
Buyer desires to purchase from Jones Company, and Jones Company desires to sell to Buyer, all of the issued and outstanding shares of capital stock of each Company that is a corporation and one hundred percent (100%) of the membership interest in each Company (other than Cowford) that is a limited liability company or hereinafter converts to a limited liability company as contemplated herein (collectively the “Jones Company Interests”).
Buyer desires to purchase from Patagonia and Walker (the “Cowford Members”), and the Cowford Members desire to sell to Buyer, one hundred percent (100%) of the membership interest in Cowford (the “Cowford Interest” and, together with the Jones Company Interests, the “Equity Interests”).
ACCORDINGLY, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
Article 1
PRINCIPAL TRANSACTION

Section 1.1    Sale and Purchase of Equity Interests. At Closing, on the terms and subject to the conditions of this Agreement:
(a)    Jones Company will sell and transfer to Buyer, and Buyer will purchase from Jones Company, all of the right, title and interest of Jones Company in and to the Jones Company Interests, free and clear of any Encumbrances (other than transfer restrictions arising under applicable securities Laws); and
(b)    the Cowford Members will sell and transfer to Buyer, and Buyer will purchase from the Cowford Members, all of the right, title and interest of the Cowford Members in and to the Cowford Interest, free and clear of any Encumbrances (other than transfer restrictions arising under applicable securities Laws).
Section 1.2    Estimated Closing Cash Payment; Payments; Purchase Price.
(a)    Estimated Closing Cash Payment. At Closing, subject to adjustment under Section 1.3, in consideration of the sale and transfer of the Equity Interests to Buyer, Buyer will pay to Sellers an aggregate amount equal to:
(i)    $425,000,000;
(ii)    plus the Estimated Closing Construction Amount;
(iii)    plus or minus (as applicable) the Estimated Closing Date Net Working Capital Adjustment;
(iv)    plus Estimated Closing Date Cash;
(v)    minus Estimated Closing Date Debt;
(vi)    minus Estimated Closing Date Pre-Closing Taxes;
(vii)    plus Estimated Pre-Closing Tax Refunds;
(viii)    minus Estimated Seller Transaction Expenses ; and
(ix)    minus $3,187,500 (the “Escrow Funds”).
(the net amount of clauses (i) – (ix), the “Estimated Closing Cash Payment” and, together with the Escrow Funds, the “Estimated Purchase Price”).
(b)    Payments at Closing. At Closing, Buyer will:
(i)    pay the Estimated Closing Cash Payment by wire transfer of immediately available funds to an account designated by Sellers’ Representative no later than two Business Days prior to the Closing Date;

(ii)    discharge or cause to be discharged the Estimated Closing Date Debt included in the calculation of the Estimated Closing Cash Payment pursuant to pay-off letters and payment instructions delivered by Sellers’ Representative no later than two Business Days prior to the Closing Date in accordance with Section 4.7;
(iii)    pay or cause to be paid the Estimated Closing Date Seller Transaction Expenses included in the calculation of Estimated Closing Cash Payment pursuant to invoices or payment instructions delivered by Sellers’ Representative no later than two Business Days prior to the Closing Date; and
(iv)    deposit the Escrow Funds with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent, which Escrow Funds will be held and disbursed by the Escrow Agent pursuant to an escrow agreement in a customary form to be mutually agreed to by the Parties prior to the Closing (the “Escrow Agreement”).
(c)    Purchase Price. The Estimated Purchase Price, as adjusted under Section 1.3, Section 1.4, Section 4.9 and Article 7, is the “Purchase Price.”
Section 1.3    Adjustments to Estimated Purchase Price.
(a)    At least three Business Days prior to the Closing Date, Sellers’ Representative will deliver to Buyer a statement setting forth in reasonable detail Sellers’ good faith written estimate of: (i) Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and the Closing Date Net Working Capital Adjustment (the “Estimated Closing Date Net Working Capital Adjustment”); (ii) Closing Date Cash (“Estimated Closing Date Cash”); (iii) Closing Date Debt (“Estimated Closing Date Debt”); (iv) Closing Date Pre-Closing Taxes (“Estimated Closing Date Pre-Closing Taxes”); (v) Closing Date Pre-Closing Tax Refunds (“Estimated Closing Date Pre-Closing Tax Refunds”); (vi) Closing Date Seller Transaction Expenses (“Estimated Closing Date Seller Transaction Expenses”); (vii) the Closing Construction Amount (the “Estimated Closing Construction Amount”); and (viii) the resulting Estimated Closing Cash Payment derived therefrom. Buyer will have the right to review and comment on the Estimated Closing Cash Payment (including the components thereof), and Sellers’ Representative will consider and negotiate in good faith any objections and revisions proposed by Buyer to the Estimated Closing Cash Payment (including the components thereof), provided that failure to object or comment will not prejudice or limit Buyer’s rights pursuant to this Section 1.3.
(b)    Within 90 days after the Closing Date, Buyer will deliver to Sellers’ Representative a statement (the “Preliminary Closing Statement”) setting forth in reasonable detail Buyer’s good faith written calculation of: (i) Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment; (ii) Closing Date Cash; (iii) Closing Date Debt; (iv) Closing Date Pre-Closing Taxes; (v) Closing Date Pre-Closing Tax Refunds; (vi) Closing Date Seller Transaction Expenses; (vi) Closing Construction Amount; and (vi) the resulting Final Closing Cash Payment derived therefrom. Sellers will have an opportunity to review the Preliminary Closing Statement for 60 days following its receipt thereof from Buyer (the “Review Period”). During the Review Period, at Sellers’ Representative’s request, Sellers and their Representatives will, during normal business hours, be provided with reasonable access to all Books and Records and other information related to the preparation and calculation of the Final Closing Cash Payment (including financial statements and work papers, whether prepared internally or by third Persons) in the possession or control of Buyer or any of its Affiliates (including the Companies) or Representatives, as well as access to personnel of Buyer and its Affiliates (including the Companies) and Representatives that were involved in the calculation or determination of the items included in the Preliminary Closing Statement, in each case, as is reasonably requested by Sellers’ Representative in connection with the review of the Preliminary Closing Statement; provided, that such access will be in a manner that does not interfere with the normal business operations of Buyer and the Companies. Buyer’s calculation of Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, Closing Date Cash, Closing Date Debt, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds, Closing Date Seller Transaction Expenses, Closing Construction Amount and the Final Closing Cash Payment derived therefrom will become final, conclusive and binding unless, prior to the end of the Review Period, Sellers’ Representative notifies Buyer in writing of Sellers’ objections to such calculation (an “Objection Notice”), identifying in reasonable detail the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the basic facts underlying such objections. If Sellers’ Representative delivers an Objection Notice to Buyer prior to the end of the Review Period, Sellers’ Representative and Buyer will try in good faith to resolve Sellers’ objections within 15 days following delivery of the Objection Notice. If Sellers’ Representative and Buyer resolve some or all of such objections within such 15-day period, they will document their resolution in a writing signed by each of them, and such resolution will be final, conclusive and binding. If Sellers’ Representative and Buyer are unable to resolve all of Sellers’ objections within 15 days following delivery of the Objection Notice, they will promptly refer the matters remaining in dispute for resolution as provided in Section 1.3(c).
(c)    Any unresolved dispute concerning the Preliminary Closing Statement under Section 1.3(b) will be referred for resolution to the Atlanta, Georgia office of BDO USA, LLP, who will be jointly retained by Sellers and Buyer. If Sellers and Buyer are unable to engage BDO USA, LLP for any reason, then Sellers’ Representative and Buyer will each designate a nationally or regionally recognized independent accounting firm located in Atlanta, Georgia with whom no Party (or any of its Affiliates) has any current professional relationship, and the accounting firm to resolve the dispute will be chosen by lot (BDO USA, LLP or any other chosen accounting firm, the “Accounting Firm”). The selection of the Accounting Firm will be made as promptly as possible after the expiration of the 15-day period following the delivery of the Objection Notice, with the understanding that Buyer and Sellers will retain the Accounting Firm within 30 days after the expiration of such 15-day period. The Accounting Firm will determine the allocation of its fees and expenses to Sellers and Buyer based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. (For example, if the total amount of the disputed items as originally submitted to the Accounting Firm equals $1,000 and the Accounting Firm awards $600 in favor of the position of Sellers’ Representative, sixty percent (60%) of the fees and expenses of the Accounting Firm would be borne by Buyer and forty percent (40%) of the fees and expenses of the Accounting Firm would be borne by Sellers). The Accounting Firm will act as a neutral arbitrator and will resolve only the disputed items that have been referred to it pursuant to this Section 1.3(c) and solely in accordance with the procedures (including any relevant defined terms) set forth in this Agreement. Any resolution of a disputed item by the Accounting

Firm must be within the range of the differences between the respective positions of Sellers’ Representative and Buyer with respect to such disputed item. Sellers’ Representative and Buyer will each submit: (i) an initial written submission to the Accounting Firm setting forth in reasonable detail its position with respect to matters in dispute within 15 days after the selection of the Accounting Firm, or on the schedule otherwise determined by the Accounting Firm; and (ii) a written submission responding to the initial submission made by the Other Party promptly following the date on which such initial submission is made by the Other Party (but in any event within 15 days after the date on which such initial submission was made by the Other Party). In addition, each Party will provide the Accounting Firm with all Books and Records in its or its respective Affiliates’ possession or control to the extent such Books and Records are requested by the Accounting Firm and relate to the Objection Notice. No Party and no Affiliate or Representative of a Party will meet or discuss any substantive matters with the Accounting Firm without Sellers’ Representative and Buyer and their respective Representatives present or having the opportunity following at least three Business Days’ written notice to be present, either in person or by telephone. The Accounting Firm will have the power to require any Party to provide to it such Books and Records and other information it deems reasonably relevant to the resolution of the dispute, and to require any Party to answer questions that it deems reasonably relevant to the resolution of the dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to the Other Party. All disputes with respect to the application of Accounting Principles or to the mathematical calculation of any disputed components of the Preliminary Closing Statement that have been referred to the Accounting Firm will be resolved exclusively by the Accounting Firm. The determination of the Accounting Firm with respect to disputes to be resolved by it hereunder, absent manifest error, will be final, conclusive and binding. Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, Closing Date Cash, Closing Date Debt, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds, Closing Date Seller Transaction Expenses and the resulting Final Closing Cash Payment derived therefrom, in each case as finally determined in accordance with this Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Sellers’ Representative and Buyer, determination by the Accounting Firm, or any combination thereof), will be used for purposes of any adjustments to the Estimated Purchase Price pursuant to Section 1.3(d).
(d)    After Closing, the Estimated Purchase Price will be either: (i) increased on a dollar-for-dollar basis by the amount that the Final Closing Cash Payment is greater than the Estimated Closing Cash Payment (such excess amount, the “Sellers’ Adjustment Amount”) or (ii) decreased on a dollar-for-dollar basis by the amount that the Estimated Closing Cash Payment is greater than the Final Closing Cash Payment (such excess amount, the “Buyer’s Adjustment Amount”).
(a)    If the Estimated Purchase Price is increased by the adjustment provided for in Section 1.3(d), then within three Business Days following the determination of the Final Closing Cash Payment, Buyer will pay the Sellers’ Adjustment Amount to Sellers by wire transfer of immediately available funds to an account designated by Sellers’ Representative.

(b)    If the Estimated Purchase Price is decreased by the adjustment provided for in Section 1.3(d), then within three Business Days following the determination of the Final Closing Cash Payment, Sellers will pay the Buyer’s Adjustment Amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer; provided, however, if Sellers fail to timely pay such amount, Buyer will have the option, in Buyer’s sole discretion, to recover the Buyer’s Adjustment Amount from the Escrow Funds and Buyer and Sellers’ Representative will provide the Escrow Agent with joint written instructions directing the payment of the Buyer’s Adjustment Amount to Buyer.
(c)    If the Final Cash Closing Payment is equal to the Estimated Cash Closing Payment, there will be no adjustment to the Estimated Purchase Price pursuant to Section 1.3(d).
(d)    For the avoidance of doubt, and notwithstanding anything else contained in this Agreement to the contrary : (i) for purposes of calculating the Estimated Purchase Price, the Final Closing Cash Payment or the Purchase Price hereunder, no items included in the definitions of Closing Date Cash, Closing Date Debt, Closing Date Pre-Closing Taxes, Closing Date Pre-Closing Tax Refunds or Closing Date Seller Transaction Expenses (or any components thereof) will be double counted; and (ii) for purposes of calculating Closing Date Pre-Closing Tax Refunds used to determine the Final Closing Cash Payment, any and all Tax deductions of each Company that are permitted under the Code or other applicable Law in respect of, or that are attributable to, any of the following will be treated as occurring prior to the Closing Effective Time on the Closing Date: (A) any and all Seller Transaction Expenses (including amounts that would be Closing Date Seller Transaction Expenses except for the fact that such expenses were paid prior to Closing); (B) any and all amounts incurred in connection with the retirement of the Indebtedness of any Company (including the retirement of Closing Date Debt as contemplated in this Agreement); (C) any and all deductions for unamortized financing costs of any Company (without duplication of amounts taken into account in clause (ii)(B) above); and (D) any and all other amounts paid with respect to the transactions contemplated by this Agreement that are properly deductible in a Pre-Closing Period.
Section 1.4    Condemnation; Casualty.
(a)    If any part of the Owned Real Property or Leased Real Property is taken, or noticed for taking, by eminent domain prior to the Closing other than as indicated on Schedule 2.8(e), Sellers will promptly give Buyer written notice thereof and the Closing will nevertheless proceed (subject to satisfaction or waiver of the conditions set forth in Section 5.1); provided, however, that the applicable Company will be entitled to the benefit of any proceeds due such Company as the result of such taking. For purposes of clarity, in no event will the proceeds due to any Company with respect to such taking be included in the calculation of the Closing Date Cash or Closing Date Net Working Capital.
(b)    If any of the improvements, equipment or other assets of the Companies are damaged or destroyed prior to Closing, the insurance proceeds available to the Companies on account of such casualty will not be taken into account in the calculation of Closing Date Cash or Closing Net Working Capital.

Section 1.5    Title Commitments and Title Insurance. Buyer has received or anticipates receiving a current, standard form title insurance commitment (each, a “Title Commitment” and collectively, the “Title Commitments”) for each property that is part of the Owned Real Property and the Leased Real Property, from a title company selected by Buyer and reasonably acceptable to Sellers, which Title Commitments provide that, except as indicated in the Title Commitments, the Title Company will, upon payment of the applicable title insurance premium and fees, insure against loss on account of any defect or encumbrance in the fee simple title to each property that is part of the Owned Real Property and in the leasehold estate in each property that is part of the Leased Real Property. At Closing, Sellers will reimburse Buyer for 50% of the costs of the Title Commitments, except that if Buyer chooses to purchase a title policy for any Location at or around the time of Closing, the premium cost of such policies will be fully paid by Buyer and Seller will not be responsible for any portion of the cost of the Title Commitment or title policy for such Location.
Section 1.6    Closing. The consummation of the transactions contemplated by this Agreement (“Closing”) will take place at the offices of Barnes & Thornburg LLP, Suite 1700, 3475 Piedmont Road N.E., Atlanta, Georgia, at 10:00 a.m. local time on the latter of February 1, 2016 or the third Business Day following the satisfaction or waiver of the conditions set forth in Article 5 (other than conditions which by their nature are to be satisfied at Closing, which conditions must be satisfied at Closing, unless waived), or at any other place, time or date as may be mutually agreed by Buyer and Sellers’ Representative. In lieu of an in-person Closing, upon the mutual agreement of Sellers’ Representative and Buyer, Closing may instead be accomplished remotely by facsimile or email (in PDF format) exchange of Closing deliverables, delivered upon actual confirmed receipt, with originals delivered reasonably promptly thereafter. The date on which Closing occurs is referred to as the “Closing Date.
Section 1.7    Closing Deliverables.
(a)    Buyer Deliveries. At Closing, Buyer will deliver:
(i)    the Escrow Agreement, executed by Buyer and the Escrow Agent;
(i)    the assumption by one of the Companies, Buyer or an Affiliate of Buyer, as designated by Buyer, in a form reasonably acceptable to Buyer, of the obligations of Jones Company with respect to its lease of real property at 215 Pendleton Street, Waycross, Georgia, executed by Buyer;
(ii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the managers or officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and
(iv)    all other Transaction Documents to be executed and delivered by Buyer under this Agreement.
(b)    Sellers Deliveries. At Closing, Sellers will deliver:
(i)    stock and membership interest powers, executed by Jones Company and in a form reasonably acceptable to Buyer, sufficient to transfer the Jones Company Interests to Buyer;
(ii)    membership interest powers, executed by the Cowford Members and in a form reasonably acceptable to Buyer, sufficient to transfer the Cowford Interest to Buyer;
(iii)    the Escrow Agreement, executed by Sellers’ Representative;
(iv)    evidence of the termination or release of, or the right to terminate or release, all Encumbrances (other than transfer restrictions arising under applicable securities Laws) on the Equity Interests and all Encumbrances (other than Permitted Encumbrances) on the assets and properties of the Companies;
(v)    resignations effective as of Closing, in forms reasonably acceptable to Buyer, of all directors, managers and officers of each Company;
(vi)    a reasonably current certificate of existence (or its equivalent) for each Seller that is not an individual and each Company from the Secretary of State of Georgia and each jurisdiction in which such Seller or such Company is qualified to do business;
(vii)    copies of the articles of incorporation or articles of organization of each Seller that is not an individual and each Company, certified by the Secretary of State of Georgia, and a copy of the bylaws, operating agreement or other similar organizational documents of such Seller or such Company, certified by a manager or officer of such Seller or such Company;
(viii)    any original minute books of each Company, including any share and unit ledgers;
(ix)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller that is not an individual certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller that is not an individual certifying the names and signatures of the managers or officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
(xi)    a certificate, executed by each Seller, in the applicable form described in Treasury Regulations Section 1.1445-2, certifying that such Seller is not a foreign person;
(xii)    if applicable, in the event Buyer is obtaining title insurance policies with respect to any of the Owned Real Property or Leased Real Property, commercially reasonable non-imputation affidavits, title affidavits, and such other documents, executed by the applicable Seller or the applicable Company, as may be reasonably required by the Title Company in order to issue such title insurance; and
(xiii)    all other Transaction Documents to be executed and delivered by Sellers under this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedule (which references the specific Section or subsection of this Article 2 to which such disclosure relates or sets forth facts in sufficient detail so that the relevance of the disclosure to the applicable Section or subsection of this Article 2 would be reasonably apparent to a reader of such disclosure), Sellers make the representations and warranties to Buyer set forth in this Article 2.
Section 2.1    Organization; Capitalization; Ownership.
(a)    Jones Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and is duly qualified to do business as a foreign corporation and is in good standing in any jurisdictions set forth on Schedule 2.1(a) , which, except as otherwise set forth on Schedule 2.1(a), are all of the jurisdictions in which either the ownership, leasing or use of the assets or properties owned or used by it or the nature of the activities conducted by it requires such qualification.
(b)    Patagonia is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia, and is duly qualified to do business as a foreign company and is in good standing in any jurisdictions set forth on Schedule 2.1(b), which, except as otherwise set forth on Schedule 2.1(b), are all of the jurisdictions in which either the ownership, lease or use of the assets or properties owned or used by it or the nature of the activities conducted by it requires such qualification.
(c)    Each Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each

Company: (i) has the requisite power and authority to conduct its business as it is now being conducted and to own and use the assets and properties it purports to own and use; and (ii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which either the ownership or use of the assets or properties owned or used by it or the nature of the activities conducted by it requires such qualification, as set forth on Schedule 2.1(c).
(d)    Schedule 2.1(d) lists the authorized, issued and outstanding capital stock and other equity interests of each Company and the respective holders thereof. Except for the Equity Interests, there are no issued or outstanding capital stock or other equity interests of any Company or any other issued or outstanding interests convertible into or exchangeable for any equity interests of any Company. All Equity Interests are duly authorized, validly issued, fully paid, nonassessable (to the extent such concepts are applicable to the relevant Company) and were not issued in violation of any pre-emptive rights, rights of first refusal or similar rights of any Person, and no Person has any preemptive or similar rights with respect to any equity interests of any Company. There are no Contracts to which any Seller or any Company is a party or otherwise bound obligating such Seller or such Company to sell or issue or to purchase or redeem any Equity Interests. Except as set forth on Schedule 2.1(d), there are no outstanding equity appreciation rights, profit participation rights, phantom equity or similar rights with respect to any Company.
(e)    Jones Company owns the Jones Company Interests free and clear of all Encumbrances (other than transfer restrictions arising under applicable securities Laws or the Organizational Documents of the applicable Company). The Cowford Members own the Cowford Interest free and clear of all Encumbrances (other than transfer restrictions arising under applicable securities Laws or the Organizational Documents of Cowford). Except for this Agreement, there is no Contract (including any shareholder agreement, voting trust or proxy) that requires any Seller or any Company to issue, sell, purchase, redeem, acquire or vote in any manner any equity interest in any Company or any derivative securities related thereto.
(f)    Except as set forth on Schedule 2.1(f), no Company owns or has the right to acquire any equity interests or other interests convertible into or exchangeable for any equity interests of any other Person.
Section 2.2    Financial Statements and Financial Matters.
(e)    Attached hereto as Schedule 2.2(a) are copies of: (i) the audited consolidated financial statements of Jones Company, the Companies and the Non-Company Affiliates, including a consolidating balance sheet and a consolidating statement of income, as of and for the fiscal years ended December 31, 2014 and December 31, 2013 (the “Audited Financial Statements”); (ii) a pro forma unaudited consolidated balance sheet and a pro forma unaudited consolidated statement of income of the Business, derived from the consolidating balance sheet and the consolidating statement of income included in the Audited Financial Statements, as of and for the fiscal year ended December 31, 2014 (the “Pro Forma Financial Statements”); and (iii) a pro forma unaudited interim consolidated balance sheet and a pro forma unaudited interim consolidated statement of income of the Business as of and for the nine-month period ended September 30, 2015 (the “Interim Financial Statements” and the pro forma unaudited interim consolidated balance sheet included therein, the “Balance Sheet”). Except as set forth on Schedule 2.2(a), the Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position of Jones Company, the Companies and the Non-Company Affiliates for the periods covered thereby. Except as set forth on Schedule 2.2(a), the Pro Forma Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position of the Business for the periods covered thereby, except that the Pro Forma Financial Statements and the Interim Financial Statements lack footnotes and other presentation items required by GAAP and the Interim Financial Statements are subject to normal year-end adjustments, none of which, individually or in the aggregate, would reasonably be expected to result in a material adverse adjustment to, or have a material adverse impact on, the financial condition or results of operations of the Companies taken as a whole.
(f)    The Companies do not have any liabilities or obligations required under GAAP, or contingent liabilities that would be required under GAAP but for the assessment of the low probability of the likelihood of such claim, to be reflected on a consolidated balance sheet of the Business, except for liabilities and obligations: (i) reflected on or reserved against on the Balance Sheet; (ii) disclosed or reflected on Schedule 2.2(b); (iii) incurred in the Ordinary Course of Business since the date of the Balance Sheet; (iv) relating to the payment of expenses incurred in connection with the transactions contemplated by this Agreement; or (v) performance obligations under the executory portion of Contracts to which any Company is a party or by which it is bound.
(g)    To Sellers’ Knowledge, the Companies have established and maintained a system of internal accounting controls sufficient to provide reasonable assurances that the preparation and fair presentation of financial statements is free from material misstatement.
(h)    The accounts receivable of the Companies reflected in the Balance Sheet, and all accounts receivable arising subsequent to the date of the Balance Sheet, (i) arose from bona fide transactions in the Ordinary Course of Business and (ii) are recorded, in all material respects, in accordance with GAAP. The reserve set forth on the Balance Sheet against the accounts receivable for bad debts has been calculated in a manner consistent with the Accounting Policies and with the past practices of the Companies. The accounts receivable reflected on the Balance Sheet (net of allowances for doubtful accounts as reflected therein) are valid receivables and, to Sellers’ Knowledge, are not subject to any valid set-off or counterclaim.
(i)    Since January 1, 2013, no Company has entered into, and is not currently a party to, any securitization transactions, off-balance sheet arrangements, synthetic leases, sale/leaseback arrangements or arrangements providing for the factoring of receivables or entered into any transaction involving the use of special purposes entities for any of the foregoing.
(j)    At the Closing Effective Time, no Seller, Shareholder or any of their respective Affiliates will have any outstanding Indebtedness to any Company, and no Company will have any outstanding Indebtedness to any Seller, Shareholder or any of their respective Affiliates, other than Closing Date Debt to be discharged at Closing.

Section 2.3    Compliance with Law.
(a)    Each Company holds and maintains in its name, all Governmental Authorizations required by Law to: (i) carry on its business as presently conducted and (ii) own and use its assets and properties. All required Governmental Authorizations are in full force and effect and all material charges and fees with respect thereto that are due and payable have been paid in full. Each Company is in compliance in all material respects with the terms and conditions of all of such Governmental Authorizations.
(b)    Each Company is and has been in compliance in all material respects with all Laws, Governmental Authorizations and Orders, and, except as set forth on Schedule 2.3(b), in the last three years, or prior to such three-year period with respect to any matter that has not been fully and finally resolved, no Company or Seller has received from any Governmental Body any written notice (or, to Sellers’ Knowledge, any other notice) of any alleged material violation of, or citation for material noncompliance with, any Law, Governmental Authorization or Order. No claims, charges or investigations are pending or, to Sellers’ Knowledge, threatened against any Company or any of its officers, directors or employees (in their respective capacities as such) with respect to any material violation of any Law. To Sellers’ Knowledge, a list of all material Governmental Authorization-related violations or citations (including alcoholic beverage and tobacco license violations) issued with respect to any Company location which are unresolved as of the date of this Agreement is set forth on Schedule 2.3(b).
Section 2.4    Taxes.
(a)    Schedule 2.4(a) lists:
(i)    each Tax Return filed by each Company since January 1, 2013, and Sellers have delivered to Buyer copies of all such Tax Returns;
(ii)    the taxable years of each Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(iii)    all audits of Tax Returns, including a description of the nature, and, if completed, the outcome of each audit since January 1, 2011; and
(iv)    all deficiencies proposed as a result of such audits, all of which have been paid, have been settled or are being contested in good faith by appropriate Proceedings.
(b)    Jones Company is, and continuously has been for at least seven completed tax years, properly classified as a subchapter S corporation for federal income tax purposes within the meaning of Code Sections 1361 and 1362, and Jones Company will continue to qualify an S corporation for federal income tax purposes until and including the Closing Effective Time, and during such time (i) all of the federal income tax returns filed by Jones Company with the IRS during such time have been S corporation returns on Form 1120S, and (ii) each shareholder of Jones Company is or will be a valid S corporation shareholder as defined in Code Section 1361(b)(1)(B), and the Treasury Regulations thereunder.

(c)    Flash Foods, Inc., a Georgia corporation, Fuel South, Inc., a Georgia corporation, Fuel South Express, Inc., a Georgia corporation, and Bacon Grocery Company, Inc., a Georgia corporation (collectively, the “QSUB Companies” and each a “QSUB Company”), each are, and continuously has been for at least seven completed tax years, an entity classified as a Qualified Subchapter S Subsidiary (a “QSUB”), as that term is defined in Code Section 1361(b)(3)(B) and the Treasury Regulations thereunder, for federal income tax purposes, and each of the QSUB Companies has been or will be consistently reported as a QSUB for federal income tax purposes by the Jones Company for all tax periods since such Company became a QSUB until the Closing Effective Time or until the QSUB Conversion.
(d)    Kemp Ridge Holdings, LLC, a Georgia limited liability company (“Kemp Ridge”), is, and since its formation continuously has been, classified as an entity that is disregarded for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(a), and Kemp Ridge has been or will be consistently reported as disregarded for federal income tax purposes by the Jones Company for all tax periods during which Kemp Ridge has been disregarded for federal income tax purposes until and including the Closing Effective Time.
(e)    Cowford is, and since its formation continuously has been, classified as a partnership for federal income tax purposes, and Cowford has been or will be consistently reported as a partnership for federal income tax purposes by Patagonia and Walker for all tax periods during which Kemp Ridge has been in existence until the Closing Effective Time.
(f)    Except as set forth on Schedule 2.4(f) (identifying the below subsection to which such exception relates):
(i)    All Tax Returns of each Company that were required to have been filed under all applicable Laws with respect to such Company, whether separately by such Company or on a consolidated basis, have been, or will be, timely filed, and such Tax Returns are, or will be, true, complete and correct in all respects, and have been, or will be, prepared in compliance with all applicable Laws. No Company has requested, or is the beneficiary of, any extension of time within which to file any Tax Returns. No claim has ever been made by a Governmental Body or Taxing Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.
(ii)    All Taxes due and payable by any Company (whether or not shown or required to be shown on any Tax Return) have been, or will be, paid on or prior to the Closing Date, and no Company has any liability for any Pre-Closing Taxes, other than Pre-Closing Taxes not due and payable as of the Closing Effective Time that will be taken into account in the Final Closing Cash Payment. Each Company has withheld and timely remitted and paid over to the appropriate Taxing Authority all Taxes that such Company was required to withhold and remit in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All Persons providing services have been properly classified as employees or independent contractors for Tax and other purposes.

(iii)    The amount of the Companies’ Liability for unpaid Taxes for all periods ending on or before September 30, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements. The amount of the Liability of the Companies for unpaid Taxes for all periods following the end of the recent period covered by the Interim Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Business (and such accruals will not exceed comparable amounts incurred in similar periods in prior years).
(iv)    All Tax Returns of each Company have either been audited by the IRS or other Taxing Authority or are closed by the applicable statute of limitations for all taxable years through 2011. Sellers have delivered copies of any reports, statements of deficiencies or similar items with respect to such audits. No Governmental Body will assess any additional Taxes for any period for which Tax Returns have been filed.
(v)    No Tax Return of any Company is under audit by the IRS or other Governmental Body, and no notice of such an audit has been received by any Company. There are no ongoing or pending Proceedings by any Taxing Authority against any Company and no written notification has been received by any Company threatening any such Proceeding. No issues relating to Taxes have been raised in writing by the IRS or other Governmental Body during any pending audit, and no issues relating to Taxes have been raised in writing by the IRS or other Governmental Body in any audit that could recur in a later taxable period. There is no Tax assessment or adjustment proposed in writing against any Company, and no Company has received a written request from a Governmental Body for information related to Tax matters. No Seller or Company has entered into any Contract or given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations in which a Governmental Body may assess or collect a Tax against such Company.
(vi)    There are no Encumbrances for Taxes upon any of the ownership interests, assets or properties of any Company other than Permitted Encumbrances.
(vii)    The charges, accruals, and reserves with respect to Taxes on the accounting records of each Company are adequate and are at least equal to that Company’s liability for Taxes and to the Companies’ liability for Taxes on a consolidated basis, respectively.
(viii)    No Company and no predecessor of any Company has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes, other than a group consisting of Sellers, other Companies and Non-Company Affiliates. No Company is liable for the Taxes of any Person (other than another Company) under Treasury Regulations Section 1.1502-6 or any similar provision of any applicable Law, as a transferee or successor, by contract, or otherwise.
(ix)    There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to Taxes that will require any payment by any Company.

(x)    No Company is a party to any Contract that could result separately or in the aggregate in any payment (A) of an “excess parachute payment” within the meaning of Section 280G of the Code, or (B) that would not be fully deductible as a result of the application of Section 404 or Section 162(m) of the Code.
(xi)    Except for the leased property described in Section 1.7(a)(ii), none of the assets and properties of any Company, Seller or any subsidiaries of Seller: (A) secure any debt the interest on which is tax-exempt under Code §103(a), (B) is “tax –exempt use property” within the meaning of Code §168(h), (C) is “tax –exempt bond financing property” within the meaning of Code §168(g)(5), (D) is “limited use property” with the meaning of Revenue Procedure 76-30, or (v) will be treated as owned by any other Person pursuant to the provisions of former Code §168(f)(8).
(xii)    No Company is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any Acquired Company, and the IRS has not proposed any such change in accounting method.
(xiii)    No Seller or Company is liable for any Taxes under Code Section 1374 in connection with the deemed sale of the assets of Sellers or any Company.
(xiv)    No Seller or Company is a foreign person within the meaning of Section 1445(f)(3) of the Code. No Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).
(xv)    No Company has received, been the subject of, or requested a written ruling of a Governmental Body relating to Taxes, and no Company has entered into a Contract with a Governmental Body relating to Taxes that would have a continuing effect after the Closing Date.
(xvi)    No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any use of improper method of accounting, “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of Law), intercompany transaction or excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of Law), installment sale or open transaction disposition, prepaid amount received on or prior to the Closing Date, or election under Code Section 108(i).
(xvii)    Neither Sellers nor any Company is a “controlled foreign corporation” as defined in Code Section 957, is a “passive foreign investment company” within the meaning of Code Section 1297, or has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(xviii)    Each Company that is required to file a federal income Tax Return has disclosed on its federal income Tax Returns all positions taken by it that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(xix)    No Company has ever distributed stock of another Person or had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(xx)    No Company has participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).
This Section 2.4 and Section 2.7(b) contain the only representations and warranties of Sellers with respect to Tax matters.
Section 2.5    Business Operations. Since December 31, 2014, except for actions taken in contemplation of the transactions contemplated by this Agreement (including those set forth on Exhibit 4.1) or as set forth on Schedule 2.5:
(a)    the Companies have operated in the Ordinary Course of Business in all material respects and no Company has sold, leased, transferred, assigned or granted any rights in or to any material assets, tangible or intangible, outside the Ordinary Course of Business;
(b)    no Company has terminated or canceled (excluding any expiration by its stated terms) any material Contract to which any Company is a party or by which any Company is bound and which would have been a Material Contract had it not been so terminated or canceled.
(c)    there has not been any Company Material Adverse Effect nor, to Sellers’ Knowledge has there occurred any event, development or state of circumstances which would reasonably be expected to result in a Company Material Adverse Effect;
(d)    the Companies have not suffered any material loss, damage or destruction to, or any material interruption in the use of, any of their assets or properties;
(e)    there has not been any material change in the Organizational Documents of any Company;
(f)    no Seller or any Company has (i) issued, sold or otherwise disposed of any Equity Interests or other equity interests or securities of any Company, (ii) granted, or entered into any agreements to grant, any options, warrants, puts, calls, subscriptions, rights, claims, commitments or other rights of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Equity Interests or other equity interests or securities of any Company, or (iii) entered into any agreement to modify the rights of any Equity Interests or other equity interests or securities of any Company;
(g)    except for all cash dividends paid in full prior to the Closing Effective Time, no Company has declared, set aside or paid any dividend or made any distribution with respect to any Equity Interests, or other equity interests and securities of any Company or redeemed, purchased or otherwise acquired any Equity Interests or other equity interests or securities of any Company;
(h)    no Company has made any loan to, or entered into any other transaction (other than the payment of compensation and benefits or in any other way related to employment) with, any of its shareholders, members, directors, managers or officers (or any Affiliate thereof);
(i)    no Company has modified its cash management activities (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) or modified the manner in which its Books and Records are maintained other than in the Ordinary Course of Business;
(j)    the Companies have not made any change to their accounting methods, principles or practices that affects the reporting of assets, liabilities or results of operations, except as required by any change in GAAP;
(k)    no Company has engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(l)    no Company has created, incurred, assumed or otherwise become liable, or agreed to create, incur, assume or otherwise become liable, with respect to any Indebtedness which would survive Closing or granted any Encumbrance (other than Permitted Encumbrances) with respect to its assets or properties which would survive Closing;
(m)    no Company has (i) made any material change in the benefits provided or compensation payable or to be provided or to become payable to any of its shareholders, members, directors, managers, officers or employees (other than increases in the Ordinary Course of Business), (ii) granted any severance or termination pay to, or entered into or materially amended any employment, severance or other agreement or arrangement with, shareholders, members, directors, managers, officers, employees, agents, independent contractors or any of their respective Affiliates, other than in the Ordinary Course of Business, or (iii) established, adopted or entered into or materially amended any material Employee Benefit Plan;
(n)    no Company has cancelled or terminated any Insurance Policy without obtaining comparable substitute insurance coverage or otherwise failed to take commercially reasonable efforts to maintain any such Insurance Policy;
(o)    no Company has effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;
(p)    no Company has entered into any new line of business or abandoned or discontinued any existing line of business; and

(q)    no Company has agreed to do any of the foregoing.
Section 2.6    Employees.
(c)    Schedule 2.6(a) sets forth a true, correct and complete list, as of a recent date set forth thereon, of the employees of Jones Company that work primarily in the Business and the employees of each of the Companies. With respect to each such employee, Schedule 2.6(a) contains, as of a recent date set forth thereon, the name, job title, employer, classification as exempt or non-exempt for wage and hour purposes, date of hire, annual base salary, unused vacation and leave entitlements, and whether paid on a salary, hourly or commission basis. The list separately identifies those employees currently on leave and receiving short-term disability, long-term disability or workers’ compensation benefits under any Employee Benefit Plan.
(d)    Except as set forth on Schedule 2.6(b):
(xxi)    there are no employment agreements governing the employment of employees of Jones Company that work primarily in the Business or the employment of employees of any Company, and all such employees are employed at will;
(xxii)    without providing any assurance of the continuation of employment of any employee of the Business, to Sellers’ Knowledge, as of the date of this Agreement, no executive, key employee or group of employees material to the operation of the Business has any plans to terminate employment with Jones Company (except to the extent anticipated in connection with the consummation of the transaction contemplated hereby or retirement) or any Company;
(xxiii)    Jones Company nor any Company has been party to or bound by any collective bargaining Contract, labor Contract or other Contract with any union or labor organization covering wages, hours or terms or conditions of employment;
(xxiv)    no labor organization or group of employees of Jones Company or any Company has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently or, to Sellers’ Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority;
(xxv)    there is no unfair labor practice complaint against Jones Company or any Company pending before the National Labor Relations Board or any other Governmental Body;
(xxvi)    there is no pending labor strike, work stoppage or lockout or other material labor dispute affecting Jones Company or any Company;
(xxvii)    Jones Company and each Company is and has been in compliance in all material respects with all applicable Laws respecting labor and employment matters, including fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, prohibitions against discrimination and harassment, leaves of absence, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of any independent contractor who has in the past or currently provides service to Jones Company or any Company;
(xxviii)    neither Jones Company nor any Company is delinquent in any payments for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed on behalf of Jones Company or such Company;
(xxix)    there are no grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending against Jones Company or any Company in any judicial, regulatory or administrative forum;
(xxx)     neither Jones Company nor any Company has received notice from any Governmental Body that any employment policy or practice of Jones Company or any Company is currently being audited or investigated;
(xxxi)    neither Jones Company nor any Company is, and within the last two years neither Jones Company nor any Company has been, subject to any Order or private settlement Contract in respect of any labor or employment matters;
(xxxii)    Jones Company and each Company is and has been in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986;
(xxxiii)    neither Jones Company nor any Company is a joint employer with any of its vendors or any other Person; and
(xxxiv)    Jones Company and each Company has made all required payments to its unemployment compensation reserve accounts with each appropriate Governmental Body of the states or other jurisdictions where it is required to maintain such accounts.
Section 2.7    Employee Benefit Plans.
(a)    Schedule 2.7(a) sets forth a list of all Employee Benefit Plans. Sellers have delivered to Buyer true, correct and complete copies of: (i) each Employee Benefit Plan, including all amendments to such plan, and all summary plan descriptions, and other summaries of such plans, (ii) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Employee Benefit Plan, (iii) the most recent determination letter issued by the IRS with respect to each Employee Benefit Plan that is intended to be tax-qualified (or with respect to a preapproved document, the prototype opinion letter, or volume submitter notification letter issued by the IRS in relation to such document), ( iv) the two most recent annual reports (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Employee Benefit Plan, ( v) the most recent plan audits, financial statements, and accountant's opinion (with footnotes) for each Employee Benefit Plan, ( vi) all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information, and insurance premiums for each Employee Benefit Plan, ( vii) the most recent nondiscrimination tests performed under the Code with respect each Employee Benefit Plan, ( viii)

copies of all notices, letters or other correspondence with any Governmental Body concerning the audit or review of any Employee Benefit Plan by such Governmental Body, and (ix) for each “top hat plan”, a copy of any filing with the Department of Labor.
(b)    With respect to each Employee Benefit Plan listed on Schedule 2.7(a), except as disclosed on Schedule 2.7(b), and except with respect to matters that are not material concerning Employee Benefit Plans sponsored by the Jones Company or an entity other than any Company, or with respect to which the Jones Company or such other entity is a party:
(i)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and the trust forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code. To Sellers’ Knowledge, no event has occurred nor does any circumstance exist that could reasonably be expected to cause any Employee Benefit Plan to lose, or would otherwise adversely affect, such qualification.
(ii)    Nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject Sellers or any Company or any of their respective ERISA Affiliates to a penalty under Section 4975 of the Code or Section 502 of ERISA or result in a violation of Section 406 of ERISA. No Employee Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).
(iii)    Each Employee Benefit Plan is and has been operated in material compliance with applicable Laws (including, but not limited to, all reporting and disclosure requirements for all plan years) and is and has been administered in form and operation in all material respects in accordance with applicable Laws and with its terms. Without limiting the foregoing, each Employee Benefit Plan that is a group health plan has been administered in compliance with Part 6 of Title I of ERISA and Section 4980B of the Code.
(iv)    Jones Company, the Companies and their respective ERISA Affiliates and each Employee Benefit Plan (a) are each currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111- 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111- 152, and all regulations and guidance issued thereunder by any Governmental Body (collectively, the “Healthcare Reform Laws”), and (b) have each been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Jones Company, any Company, any of their respective ERISA Affiliates or any Employee Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws. Without limiting the foregoing, Jones Company and each of the Companies is prepared, or will be prepared, to accurately complete, timely distribute and file all such annual forms as may be, and in the manner, required by Code Sections 6055 and 6056 in connection with the Healthcare Reform Laws.
(v)    Each Employee Benefit Plan sponsored by Jones Company, any Company and their respective ERISA Affiliates is designed and administered in a manner that is nondiscriminatory with respect to eligibility and benefits in accordance with and under applicable provisions of Sections 105, 125 and 79 of the Code.
(vi)    No agreement, commitment, or obligation exists to increase any benefits under any Employee Benefit Plan or to adopt any new Employee Benefit Plan, and neither Sellers nor any Company has a commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Employee Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise, except for any such actions as are required by Law.
(vii)    All benefits due under each Employee Benefit Plan have been timely paid and no Proceeding has occurred or is pending, other than routine claims for benefits, or to Sellers’ Knowledge threatened, against any Employee Benefit Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan, and no basis exists for any such Proceeding. Further, no matters are pending with respect to any Employee Benefit Plan under the IRS Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Compliance Program or the Department of Labor Voluntary Fiduciary Correction Program, and neither Sellers nor any Company or its ERISA Affiliates has received any correspondence or written or verbal notice from the IRS, the Department of Labor or any other Governmental Body, or any participant or beneficiary of any Employee Benefit Plan, that brings into question the compliance of Sellers, any Company or any of its ERISA Affiliates with respect to any Employee Benefit Plan.
(viii)    All benefits, premiums, payments and contributions required to have been made or all contributions for any period ending on or before the Closing Date that are not yet due with respect to any Employee Benefit Plan either have been made on a timely basis consistent with applicable guidance from the Department of Labor or have been accrued for in the financial statements of the appropriate Company in accordance with the terms of such Employee Benefit Plan and applicable Law. Each Employee Benefit Plan that provides health or welfare benefits is fully insured, and any incurred but not reported claims under each such Employee Benefit Plan that is not fully insured have been properly accrued.
(ix)    No Company or any ERISA Affiliate, nor any entity which within the previous six (6) years was under common control (within the meaning of Code Section 414) with any Company or any ERISA Affiliate, has ever maintained any Employee Benefit Plan that is or was (A) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or (B) a Multi-Employer Retirement Plan.
(x)    No Company or any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(xi)    No Employee Benefit Plan provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law), and no Company has ever promised to provide such post-termination benefits.

(xii)    Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(xiii)    No payment to be made under any Employee Benefit Plan is, or to Sellers’ Knowledge will be, subject to the penalties of Section 409A(a)(1) or (b)(4)(A) of the Code, neither Sellers nor any Company has materially modified any Employee Benefit Plan in a manner that could cause an interest previously granted under such plan to become subject to the penalties of Section 409A(a)(1) or (b)(4)(A) of the Code, nor is any Seller or any Company under the obligation to gross up, indemnify or otherwise reimburse any individual for any such penalties.
(xiv)    No Employee Benefit Plan is subject to the Laws of any jurisdiction outside the United States.
(xv)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (i) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G of the Code; (ii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of any Company or any ERISA Affiliate; or (iii) obligate any Seller or any Company to pay any separation, severance, termination, or similar benefit to, or accelerate the vesting for, change the time of payment to, or increase the amount of compensation due to, any director, employee, officer, former employee, or former officer of any Seller or any Company under any severance agreement, deferred compensation agreement, employment agreement, equity compensation or change in control agreement.
(xvi)    Each Employee Benefit Plan that is intended to be a “top hat plan” under applicable Law meets the requirements thereof and all filings pursuant to 29 CFR 2520.104-23 have been timely made with the Department of Labor with respect to each.
(c)    This Section 2.7 contains the only representations and warranties of Sellers with respect to employee benefits matters.
Section 2.8    Real Property.
(a)    Schedule 2.8(a) sets forth a list of each parcel of real property owned by any Company (collectively, the “Owned Real Property”) and the record owner thereof. The applicable Company has good, marketable and valid fee simple title, free and clear of all Encumbrances except for Permitted Encumbrances, to any Owned Real Property that is listed as owned by such Company on Schedule 2.8(a).
(b)    Schedule 2.8(b) sets forth a list of all leasehold interests of each Company in real property (the “Leased Real Property”). A copy of each lease of Leased Real Property to any Company (together with all modifications, amendments, extensions, renewals, guaranties, supplements and other material agreements thereto, collectively, the “Real Property Leases” and each a “Real Property Lease”) has been made available to Buyer.
(c)    Except as set forth on Schedule 2.8(c), with respect to each Real Property Lease:
(i)    the applicable Company has a good, marketable and valid leasehold estate, free and clear of all Encumbrances except for Permitted Encumbrances, to the Leased Real Property covered by such Real Property Lease;
(ii)    such Schedule lists each nondisturbance agreement known by Sellers to be in existence with respect to any Real Property Lease that is subordinate to any lien on the underlying fee title of the landlord and, with respect to each nondisturbance agreement listed, to Sellers’ Knowledge such nondisturbance agreement is enforceable (meaning that in the event of foreclosure such lease would continue unless a tenant default existed at such time as would permit the landlord to terminate such lease under the terms thereof);
(iii)    the applicable Company enjoys peaceful possession under such Real Property Lease, subject to the Permitted Encumbrances;
(iv)    such Real Property Lease is legal, valid, binding and enforceable as against the applicable Company and, to Sellers’ Knowledge, each other party thereto, and is in full force and effect;
(v)    no Company has received written notice of any default under such Real Property Lease which remains outstanding, and neither the applicable Company nor, to Sellers’ Knowledge, any other Person that is a party to such Lease is in breach or default under such Real Property Lease, and, to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would give rise to any modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, such Real Property Lease; and
(vi)    the rent set forth in such Real Property Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.
(d)    Schedule 2.8(d) sets forth a list of all Owned Real Property that is currently unimproved, undeveloped or otherwise not operational.
(e)    Except as set forth on Schedule 2.8(e):
(i)    no Company has received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any location that is a part of the Owned Real Property (an “Owned Location” where singular and collectively the “Owned Locations”) or the Leased Real Property (a “Leased Location” where singular and collectively the “Leased Locations,” and the Owned Locations and the Leased Locations being referred to herein collectively as the “Locations” and individually as a “Location”), nor is there any pending, or to

Sellers’ Knowledge threatened, condemnation, expropriation, eminent domain or other similar proceeding affecting all or any portion of any Location;
(ii)    the Owned Real Property and the Leased Real Property are in good operating condition and repair in all material respects, reasonable wear and tear excepted, and there are no material physical defects with regard to any of the Locations;
(iii)    Sellers have made available for review by Buyer, true, correct and complete copies of all surveys, reports or deficiency notices concerning the Locations to the extent in the possession of any Company;
(iv)    no Company has received any written notice of default under any Law, lease, Contract or permit, relating to the use and operation of the Locations, which would reasonably be expected to have an adverse effect on the operation of such Location by any Company or the Business in any material respect;
(v)    to Sellers’ Knowledge, none of the Locations are without legal access; and
(vi)    with respect to each Location, there are no delinquent assessments imposed by any property owners association, and there are no delinquent special district assessments not included within the definition of Taxes.
(f)    Schedule 2.8(f) sets forth a list of all lease agreements for tenants at the Owned Locations (the “Third Party Leases”). A complete copy of each of the Third Party Leases (together with all modifications, amendments, extensions, renewals, guaranties, supplements and other material agreements thereto) has been made available to Buyer.
(g)    Except as set forth on Schedule 2.8(g), no Company has received written notice of any default under any of the Third Party Leases, and, to Sellers’ Knowledge, no event has occurred which, with the lapse of time or action by a third party, will result in a material default under any of the Third Party Leases and, to Sellers’ Knowledge, no Person other than a Company is in material default under the Third Party Leases.
Section 2.9    Other Assets and Properties; Inventory.
(a)    One of the Companies owns good and valid title to, or has a valid leasehold interest in or license to use, all of the material tangible assets used or held for use in the Business, free and clear of all Encumbrances other than Permitted Encumbrances. Such tangible personal property is in good operating condition and repair in all material respects, reasonable wear and tear excepted. The assets owned, leased and licensed by the Companies (including those assets owned, leased or licensed by Jones Company or any Non-Company Affiliate which are used in the Business and are transferred to a Company or to Buyer or its Affiliate on or prior to Closing in accordance with Section 4.1(h)) are sufficient for the Company to conduct the Business as presently conducted.

(b)    All inventory of any Company reflected in the Balance Sheet or acquired after the date thereof consists of quality and quantity usable and saleable in the Ordinary Course of Business consistent with past practices, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by such Company free and clear of all Encumbrances (other than Permitted Encumbrances), and no material amount of inventory is held on a consignment basis.
Section 2.10    Intellectual Property.
(a)    Schedule 2.10(a) sets forth a true and complete list of: (i) all Intellectual Property Assets owned by each Company that are subject to registration or a pending application to register (“Registered Intellectual Property Assets”); (ii) all unregistered common law trademarks in use and owned by any Company (“Unregistered Intellectual Property Assets”); (iii) all material Intellectual Property Assets (other than OTS Software) used by any Company in connection with the operation of the Business that are not owned by any Company (collectively, the “Other Intellectual Property Assets”); and (iv) all Contracts relating to Registered Intellectual Property Assets, Unregistered Intellectual Property Assets or Other Intellectual Property Assets which are material to the Business and to which any Company is a party (other than Contracts relating to OTS Software) (each of the foregoing in this clause (iv), an “Intellectual Property Contract” and, collectively, the “Intellectual Property Contracts”).
(b)    One or more of the Companies: (i) owns the entire right, title and interest in and to the Registered Intellectual Property Assets and the Unregistered Intellectual Property Assets free and clear of all Encumbrances other than Permitted Encumbrances; and (ii) either owns or has a valid right to use all Other Intellectual Property Assets that are necessary for or material to the conduct of the Business as currently conducted.
(c)    Except as set forth on Schedule 2.10(c): (i) to Sellers’ Knowledge, no Company is infringing or unlawfully using any Intellectual Property Assets of any other Person; and (ii) to Sellers’ Knowledge, there has been no infringement or violation of any other intellectual property right by any other Person (other than another Company) of any Intellectual Property Assets of the Companies which would, individually or in the aggregate, reasonably be expected to adversely affect the Companies (taken as a whole) in any material respect. No Intellectual Property Asset of the Companies is subject to any Proceeding pending or, to Sellers’ Knowledge, threatened. No Intellectual Property Asset of the Companies is subject to any Order restricting, in any material respect, the use thereof in the manner currently used by any Company.
(d)    To Sellers’ Knowledge, the Registered Intellectual Property Assets and the Unregistered Intellectual Property Assets material to the Business are valid and enforceable, except as stated on Schedule 2.10(a). All required maintenance, annuity, renewal and similar fees and filings with respect to such Registered Intellectual Property Assets due within 90 days of the Closing Date have been timely paid and filed. Except as set forth on Schedule 2.10(d), the Companies have taken reasonable measures to protect the secrecy of all material trade secrets of the Companies.

(e)    Except as set forth on Schedule 2.10(e), no Company is using any Open Source Software in any proprietary Software specifically developed by or for a Company for internal use or licensing to third parties (“Proprietary Software”) in any manner that is material to the Business. To the extent any Open Source Software is listed on Schedule 2.10(e), the Companies using such Open Source Software are in compliance with the applicable license agreements, and copies of or links to such license agreements have been provided to Buyer.
(f)    Except as set forth on Schedule 2.10(f), and except for OTS Software and Open Source Software listed in Schedule Section 2.10(e), all Proprietary Software in use by the Companies has been created by employees working within the course and scope of their employment for the Companies or by independent contractors who have assigned to one of the Companies in writing all patent, copyright, trademark, trade secret, and other intellectual property rights in and to such Proprietary Software.
(g)    Except for OTS Software, all Proprietary Software in use by the Companies is set forth on Schedule Section 2.10(g).
Section 2.11    Litigation. Except as set forth on Schedule 2.11: (a) there is no Order or material Proceeding pending or, to Sellers’ Knowledge, threatened against any Company or any assets or properties of any Company (other than immaterial Proceedings including routine immaterial employee Proceedings related to workers compensation, immaterial personal injury Proceedings and other immaterial normal course Proceedings the subject matter of which is covered by insurance); and (b) no Company has received any written notice (or to Sellers’ Knowledge any non-written notice) of a material pending investigation or review and, to Sellers’ Knowledge, there is no threatened material investigation or review by, any Governmental Body with respect to any Company or any assets or properties of any Company. To Sellers’ Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding or Order, including any Proceeding relating to any Company’s insolvency.
Section 2.12    Authorization and Enforceability; No Conflict.
(a)    Each Seller has the requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which such Seller is or will be a party and to carry out the transactions contemplated by such Transaction Documents. Each Transaction Document to which any Seller is or will be a party has been or will be duly and validly executed by such Seller and (assuming the due authorization, execution and delivery by any other Person party thereto) constitutes, or will upon execution and delivery constitute, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution, delivery and performance by each Seller of each Transaction Document to which such Seller is or will be a party has been duly authorized and approved by all necessary action on its part, and no other action or proceeding on the part of such Seller is necessary to authorize such execution, delivery or performance.

(b)    The execution, delivery and performance by each Seller of the Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated thereby do not and will not: (i) contravene or conflict with any provision of the Organizational Documents of any Seller or any Company; (ii) assuming receipt of any consent, approval or authorization set forth on Schedule 2.12(b), result in a breach of or constitute a default under (with or without notice or lapse of time or both), terminate or give rise to any right on the part of any Person to terminate, accelerate or modify, or require any Company to make a payment under, or require any consent or notice under, any Material Contract to which it is a party or otherwise bound; (iii) breach, violate or result in a default under any Law, Order or Governmental Authorization; (iv) result in an Encumbrance, other than a Permitted Encumbrance, on the Equity Interests or any asset or property of any Company; or (v) except for compliance with the HSR Act or as set forth on Schedule 2.12(b), require any Company to obtain any Governmental Authorization.
Section 2.13    Material Contracts.
(a)    Schedule 2.13(a) sets forth, as of the date of this Agreement, a true, accurate and complete list of each outstanding Applicable Contract of the following type or category:
(i)    any power of attorney or other similar Contract or grant of agency by any Company;
(ii)    any Contract relating to the ownership of or investment in any business or enterprise by any Company, including investments in joint ventures, partnerships, franchises, minority equity investments and similar Contracts;
(iii)    any Contract involving Indebtedness of any Company including any loan agreement, promissory note, letter of credit, advance or other evidence of indebtedness of any Company which will survive Closing;
(iv)    any Contract for any Company to act as an indemnifier, guarantor or surety for, or be contingently or secondarily liable for, the obligations of another Person (other than another Company);
(v)    any Contract relating to any material Proceeding involving any Company at any time during the last two years;
(vi)    any settlement, conciliation or similar Contract regarding a Proceeding entered into with any Governmental Body or pursuant to which any Company will be required to pay consideration in excess of $100,000 after the date of this Agreement;
(vii)    any Contract that prohibits, restrains, limits or impedes in any material respect the ability of any Company or its Affiliates to compete with any Person, engage in any line of business, operate in any geographic area or sell any particular brands of products, other than those relating solely to one or more specific Locations at which the Business currently operates;

(viii)    any Contract that requires any Company to purchase more than 25% of its total requirements of a good or service from another Person;
(ix)    any Contract that is a collective bargaining agreement or involves a labor union or other representative group of employees;
(x)    any Contract with any director, manager, officer or employee of any Company pursuant to which such Company is or would reasonably be expected to become obligated to make payments of more than $100,000 in base salary in any 12-month period after Closing;
(xi)    any consulting or independent contractor Contract to which any Company is a party pursuant to which such Company is or would reasonably be expected to become obligated to make payments of more than $100,000 in any 12-month period after Closing;
(xii)    any lease (other than a Real Property Lease) of material tangible personal assets and property by any Company that requires more than $100,000 in payments in any 12-month period (excluding payments to another Company);
(xiii)    any Contract calling for the joint development with a third-party of any of the Locations;
(xiv)    any Contract for the sale of, or granting of a preferential right with respect to, any of the Owned Real Property;
(xv)    any Contract entered into during the three-year period prior to the date of this Agreement that relates to the acquisition, for consideration in excess of $1,000,000, of substantially all of the assets of a business or equity securities of another Person;
(xvi)    any Contract between (A) any Company and (B) any Seller, any Non-Company Affiliate, any shareholder, member, director or manager of any Seller or any person related by blood, marriage or adoption to any such shareholder, member, director or manager;
(xvii)    any Contract for any Company containing material joint marketing or development agreements;
(xviii)    any Contract that (A) contains a minimum annual purchase requirement or minimum annual expenditure requirement of $250,000 or more or (B) has a term of more than one year that cannot be terminated on 90 days or less notice;
(xix)    any Contract relating to the acquisition, disposition or sale of any Company’s real property under which such Company has material obligations outstanding; and
(xx)    any Contract for the supply of fuel in which a Company is a supplier or customer.
(b)    Each Applicable Contract listed on Schedule 2.13(a), each Real Property Lease listed on Schedule 2.8(b), each Intellectual Property Contract and each Third Party Lease

(collectively, the “Material Contracts”) is in full force and effect and is a valid and binding obligation of each Company that is a party thereto and, to Sellers’ Knowledge, each other Person that is a party thereto, enforceable against such Company and, to Sellers’ Knowledge, each other Person that is a party thereto in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Except as set forth on Schedule 2.13(b), no Company is, and to Sellers’ Knowledge, no other Person that is a party to a Material Contract is, in material breach or default under such Material Contract, and no Company has received any written notice asserting that such Company has committed a material breach or default under any Material Contract that has not been fully resolved. The Contracts which reside at Jones Company or any other Non-Company Affiliate but are used in the Business (the “Non-Company Affiliate Contracts”) (excluding Contracts relating to Employee Benefit Plans and Insurance Policies) are set forth on Schedule 2.13(b) and, excluding Contracts relating to Employee Benefit Plans and Insurance Policies, the Non-Company Affiliate Contracts, together with the Applicable Contracts, are all of the Contracts required for the operation of the Business as presently conducted.
(c)    True, correct and complete copies of all written Material Contracts have been made available to Buyer and the Sellers have delivered a written summary of the material terms and conditions of each oral Material Contract, including all amendments, supplements, schedules, exhibits and modifications thereto.
Section 2.14    Insurance. A list of all insurance policies held by or insuring any Company as of the date of this Agreement is set forth on Schedule 2.14 (the “Insurance Policies” and each an “Insurance Policy”). No further premiums or payments will be due under the Insurance Policies after the Closing with respect to periods prior to the Closing (except to the extent taken into account in the calculation of the Final Closing Cash Payment). No Company is in breach or default with respect to its obligations under any Insurance Policies and, to Sellers’ Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit coverage limitation, termination, modification or acceleration, under any Insurance Policy. No Company has failed to give any notice or to present any claim under any such policy for which insurance coverage has been sought in a due and timely manner and, to Sellers’ Knowledge, no party to any Insurance Policy has repudiated any material provision thereof. Schedule 2.14 sets forth any material self-insurance arrangements affecting any Company. Excluding Insurance Policies that have expired and have been replaced in the Ordinary Course of Business, no Insurance Policy has been cancelled within the last two years and, to Sellers’ Knowledge, no threat has been made to cancel any Insurance Policy during such period. True and complete copies of the Insurance Policies listed on Schedule 2.14 have been made available to Buyer. A loss run, dated as of a recent date set forth thereon, reflecting all claims against Insurance Policies made with respect to the Business in the preceding three years is attached to Schedule 2.14.
Section 2.15    Environmental Matters. Except as set forth on Schedule 2.15 or in any Environmental Document obtained by or provided to, or prepared or created by or for, Buyer or any Affiliate (including any Environmental Document obtained from or provided by or on behalf of Seller or any Company in good faith on or before the Update Disclosure Delivery Date) (Environmental Documents will be deemed “provided to” Buyer by Sellers if such document was disclosed in the electronic data room or directly provided to Buyer or its Representatives prior to the Update Disclosure Delivery Date):
(a)    Each Company is in compliance in all material respects with applicable Environmental Laws and Environmental Permits. No Company has received a written notice in any form from a Governmental Body, no complaint has been served, no penalty has been assessed and, to Sellers’ Knowledge, no investigation or review is pending or threatened by any Governmental Body or other Person, with respect to any past or present (i) allegation that it is in violation of any applicable Environmental Law or has any liability thereunder, (ii) alleged failure by such Company to possess any required Environmental Permit in connection with the conduct of its Business or the ownership or use of its assets or (iii) release of Hazardous Substances.
(b)    Each Company possesses all material Governmental Authorizations required to be held under applicable Environmental Laws for such Company to own and use its assets and properties and to conduct its business as currently conducted (“Environmental Permits”).
(c)    To Sellers’ Knowledge, (i) no release to the Environment by any Company has occurred at, on or from any location (past or present), and (ii) there does not exist on any Location, and there did not exist on any other location during any Company’s ownership thereof, any Hazardous Substance in a quantity or concentration, in either case that has resulted or would reasonably be expected to result in any material Environmental Liability or other material obligation (including any investigatory or corrective action obligation) to such Company.
(d)    To Sellers’ Knowledge, no release of any Hazardous Substance to the Environment by any third Person has occurred at, on or from any location owned by any Company (past or present) which would reasonably be expected to give rise to any material Environmental Liability.
(e)    There is no material Proceeding or Order pending, issued, or threatened in a writing received by any Company, against or involving any Company or any of its assets or properties pursuant to any Environmental Law.
(f)    No Hazardous Substance has been generated, emitted, transported, stored, treated or disposed of, released or handled by any Company in violation of any Environmental Law that would reasonably be expected to result in any material Environmental Liability to such Company.
(g)    Sellers have informed Buyer of all material Remediation currently being conducted by any Company at any location (past or present).
(h)    With the exception of petroleum and petroleum related products, to Sellers’ Knowledge, no Company has transported or arranged for the transportation of any Hazardous Substance to any location which is listed or proposed for listing on the National Priorities List under CERCLA, or on any similar state list.
(i)    Schedule 2.15(c) sets forth a list of all known USTs on or at the Locations.

(j)    All known USTs located at the Locations have been registered and are currently registered with the appropriate Governmental Body, and all required registration fees, transfer charges and Taxes with respect thereto have been paid in full.
(k)    The Companies have maintained all permits and taken all actions through the Closing reasonably anticipated as necessary to maintain eligibility for reimbursement under Environmental Law with respect to all known USTs located at the Locations.
(l)    All known USTs located at the Locations satisfy the most recent upgrade requirements of the applicable Governmental Body.
Section 2.16    Broker’s Fees. No Seller, any Company or anyone acting on behalf of any Seller or any Company has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document for which Buyer or, if Closing occurs, any Company will be liable. Sellers will be responsible for any unpaid fees and expenses due Fifth Third Securities, Inc. related to the transactions contemplated by this Agreement, except to the extent such fees and expenses are taken into account in the calculation of the Final Closing Cash Payment.
Section 2.17    FIRPTA Status. No Seller is a “foreign person” as defined in the Foreign Investment in Real Property Tax Act, 26 U.S.C. 1445(f)(3).
Section 2.18    Petroleum Refinery Business. No Company has ever engaged in the petroleum refinery business or similar business, or owned or leased any real property on which (during the time of such ownership or lease) a petroleum refinery or similar business was conducted. Each Company has been engaged in the Business since its inception.
Section 2.19    Suppliers. Schedule 2.19 sets forth with respect to the top 10 suppliers of the Companies (on a consolidated basis) by dollar volume for the 2014 fiscal year and the current fiscal year (each, a “Material Supplier”). Prior to the date of this Agreement, no Company has received any written notice, and no Seller has no reason to believe, that any Material Supplier (i) has ceased, or will cease, to supply products or services to the Companies (other than as a result of the decision of the Companies to reduce purchases from such Material Supplier), (ii) has substantially reduced, or will substantially reduce, the supply of products or services to the Companies (other than as a result of the decision of the Companies to reduce purchases from such Material Supplier), or (iii) has sought, or is seeking, to materially increase the price the Companies will pay for products or services of such Material Supplier, other than increases in the Ordinary Course of Business.
Section 2.20    Directors and Officers. Schedule 2.20 sets forth a complete list of the names and respective positions held by all of the directors, managers, officers and individual managing members of, and equivalent Persons with respect to each Company.
Section 2.21    Bank Accounts. Schedule 2.21 sets forth a complete list of all the bank accounts of each Company (designating each authorized signatory and the level of each signatory’s authorization).

Section 2.22    Books and Records. Any Organizational Documents, minute books, and stock record books or membership ownership records of the Companies have been made available to Buyer. At the Closing, all of those books and records will be in the possession of the applicable Company.
Section 2.23    Related Parties. No Company is indebted, directly or indirectly, to any Shareholder, Seller or any of their respective Affiliates (which includes any of their respective directors, managers or officers) or any person related by blood, marriage or adoption to any such Persons (the “Related Parties”) in any amount whatsoever, except for indebtedness (a) constituting Closing Date Debt to be discharged at Closing, (b) constituting Seller Transaction Expenses or (c) owed for accrued salaries, bonuses and other employee benefits under the Employee Benefit Plans not yet payable or for reasonable business expenses actually incurred. Except as disclosed on Schedule 2.23, no Related Party will be indebted to any Company (any such indebtedness, a “Related Party Receivable”) as of the Closing Date or, to Sellers’ Knowledge, has any direct or indirect ownership interest in any Person with which any Company has a business relationship or competes (other than the ownership of one percent (1%) or less of the outstanding voting securities of any such Person). Except as disclosed on Schedule 2.23, no Related Party is, directly or indirectly, interested in any Contract or transaction with any Company or has any interest in any assets or property used by the Company.

Section 2.24    Data Protection; Privacy; IT Systems.
(a)    The Companies have (whether by ownership, license, contract, or otherwise) all rights in and to the IT Systems necessary to (i) make all such uses of the IT Systems as the Companies usually, customarily, and/or actually make of such IT Systems and (ii) operate the Business substantially as each Company has operated the Business over the six months preceding the Closing Date.
(b)    Since January 1, 2013, each Company has been in compliance with all applicable Laws and contractual obligations pertaining to data protection or information privacy, security, collection, use, disclosure, disposal, maintenance and transmission of Personally Identifiable Information, except to the extent that the failure to comply with such Laws or obligations would not (i) be reasonably likely to subject the Companies to material liability to any third Person (including any Governmental Body) for violation thereof, (ii) unduly increase the risk of a material data breach of the Companies’ computers, systems or networks, or (iii) give rise to any material obligation under Law or contract to notify any data subject of an actual data breach or actual misappropriation of a data subject’s information.
(a)    Since January 1, 2013, to the Seller’s Knowledge, none of the Companies nor, to the Sellers’ Knowledge, any third Person working on behalf of any of them, has had an incident of unauthorized access, disclosure, use, destruction, or loss of any Personally Identifiable Information that any of the Companies (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits.

(b)    To Sellers’ Knowledge, after the diligent use of industry-standard Malware detection tools, the IT Systems do not contain any Malware detectable by such detection tools that would reasonably be expected to materially interfere with the ability of the Companies to conduct the Business. Since January 1, 2013, there has been no material failure, breakdown, other adverse event or, to Sellers’ Knowledge, unauthorized access or use, affecting any of the IT Systems that has caused or would reasonably be expected to cause any material disruption to the conduct of the Business or any material liability to any third Person, including any Governmental Body.
(c)    The Companies (i) have implemented, maintain, and comply with commercially reasonable security, business continuity, and backup and disaster recovery plans and procedures that are consistent with practices customarily used in the Companies’ industry with respect to the IT Systems, (ii) act in material compliance therewith, and (iii) have taken commercially reasonable steps to test such security plans and procedures on no less than an annual basis, and such security plans and procedures have been proven effective upon such testing in all material respects.
(d)    Where any Company receives, handles or processes Cardholder Data, as that term is defined in the then-current Payment Card Industry Data Security Standard (“PCI-DSS”), or other information covered and/or protected by PCI -DSS, it has since January 1, 2013 done so (and is presently doing so) in material compliance with PCI -DSS.
(e)    Where any Company receives, handles or processes Cardholder Data, the Companies’ cardholder network systems comply with all applicable and material Payment Card Industry (“PCI”) requirements, the Companies have received a PCI Report on Compliance (“ROC”) in 2015 confirming such compliance, and the Companies will reconfirm such compliance prior to the expiration of their current ROC, if such expiration is prior to at least sixty (60) days before the Closing Date.
(f)    Since January 1, 2013, no Company has reported, and no Company has been required to report, any “breach of the security of the system” under Cal. Civ. Code § 1798.82 or been required by any other Law in effect at the time to report any unauthorized acquisition or misappropriation of Personally Identifiable Information of any kind in any form.
(g)    Except as stated in Schedule 2.24(i):
(i)    All versions of third-party Software and databases in use by the Companies (other than those primarily intended for desktop use) are on releases that are still being supported by the applicable software vendor;
(ii)    The Companies have in place agreements entitling the Companies to install and use the most recent releases and versions of all material Software used by the Companies that is not owned by one or more of the Companies and that is not primarily intended for desktop use; and
(iii)    All third party Software and databases in use by the Companies are routinely scanned with anti-Malware software using the then-current updated version or definition files.

All Contracts with third parties for cloud services, professional information technology services, data center services, and other IT System services currently used by the Companies are currently in force and, to Sellers’ Knowledge, no Company is in material breach thereof, and no Company has been provided written notice of any such breach.
Section 2.25    Anti-Corruption and Trade Controls.
(a)    No Company or, to Sellers’ Knowledge, any Person acting for or on behalf of any Company (collectively, the “Relevant Persons”), has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 or any provision of any other applicable anti-corruption or anti-bribery laws or regulations. Without limiting the generality of the foregoing, the Relevant Persons have not directly or indirectly made any payment or any other transfer of value (or offer, promise, or authorization thereof) to any Person, including any officials of a Governmental Body, for the purpose of: (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty, (ii) inducing such Person to influence improperly his, her or its employer, public or private, or any Governmental Body, to affect an act or decision of such employer or Governmental Body, including to assist any Person in obtaining or retaining business or (iii) securing any improper advantage.
(b)    The Relevant Persons have not, in the past five years, in the course of their actions for, or on behalf of, any Company engaged in any transactions or dealings with (i) parties resident in North Korea, Cuba, Iran, Syria, Myanmar or Sudan, (ii) parties that are the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or (iii) prohibited by any Law administered by OFAC.
(c)    The Companies have at all times to which the applicable statute of limitations has not yet expired, conducted their import and export transactions, if any, in accordance with all (i) applicable U.S. import, export and re-export controls, including the United States Export Administration Act and all regulations and Laws implemented by OFAC and (ii) other applicable import/export controls in which the Companies conduct business. The Companies have not been required by Law to obtain any export licenses, license exceptions or other Governmental Authorizations for (x) the export and re-export of products, services, Software or technologies or (y) releases of technologies and Software to foreign nationals located in the United States or abroad (“Export Approvals”). There are no pending or, to Sellers’ Knowledge, threatened claims against any Company with respect to Export Approvals and no Export Approvals with respect to the transactions contemplated hereby are required.
Section 2.26    No Other Representations or Warranties. Other than the representations and warranties expressly made by Sellers in this Article 2 (“Seller Express Representations”), Sellers have not made, and will not be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated hereby. In particular and without limiting the generality of the foregoing, except as expressly covered by a Seller Express Representation, Sellers do not make any representation or warranty to Buyer, their Representatives or any other Person: (a) with respect to any information set forth in any information or materials distributed by Fifth

Third Securities, Inc. or any other confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding any Company, the Business, the Shares, Sellers or otherwise furnished to Buyer or their Representatives or made available to Buyer or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; or (b) concerning any projections, estimates or budgets, written or oral, with respect to future revenues, expenses, expenditures, future results of operations or otherwise.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer makes the representations and warranties to Sellers set forth in this Article 3.
Section 3.1    Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.
Section 3.2    Authorization and Enforceability; No Conflict.
(a)    Buyer has the requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents and to carry out the transactions contemplated by such Transaction Documents. Each Transaction Document to which Buyer is or will be a party has been or will be duly and validly executed by it, and (assuming the due authorization, execution and delivery by any other Persons party thereto) constitutes, or will upon execution and delivery constitute, a valid and binding obligation of Buyer, as applicable, and is, or will upon execution and delivery, be enforceable against Buyer, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution, delivery and performance by Buyer of each Transaction Document has been duly authorized and approved by all necessary action on the part of Buyer, and no other action or proceeding on the part of Buyer is necessary to authorize such execution, delivery or performance.
(b)    The execution, delivery and performance by Buyer of the Transaction Documents and the consummation by Buyer of the transactions contemplated thereby do not and will not: (i) contravene or conflict with any provision of the Organizational Documents of Buyer; (ii) result in a breach of or constitute a default under (with or without notice or lapse of time or both), terminate or give rise to any right on the part of any Person to terminate, accelerate or materially modify, or require Buyer to make any payment under, any Contract; (iii) breach, violate or result in a default under any applicable Law or Order; or (iv) except for compliance with the HSR Act or as set forth on Schedule 3.2(b), require Buyer to obtain any Governmental Authorization, except, in the case of clauses (ii)-(iv), as would not reasonably be expected to prevent from Buyer consummating, or materially impair or delay the ability of Buyer to consummate, the transactions contemplated by this Agreement.

Section 3.3    Investment Intent. Buyer is acquiring the Equity Interests for investment and not with a view to any resale or distribution thereof in violation of any applicable securities Laws.
Section 3.4    Financing. Buyer has, or will have at Closing, cash on hand or available funds pursuant to existing financing arrangements to pay the Purchase Price in full and to pay all other costs and expenses to be paid by Buyer under this Agreement and each other Transaction Document.
Section 3.5    Solvency. Assuming: (a) that the representations and warranties of Sellers set forth in Article 2 are true and correct in all material respects as of Closing; (b) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement set forth in Section 5.1; and (c) that each Company will immediately prior to Closing be Solvent, immediately after Closing, after giving effect to the transactions contemplated by this Agreement, Buyer, and each Company will be Solvent. No transfer of property is being made by or at the direction of Buyer, and no obligation is being incurred by or at the direction of Buyer, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Company.
Section 3.6    Inspection. Buyer is an informed and sophisticated Person and has engaged expert advisors experienced in the evaluation and acquisition of companies as contemplated hereunder. Buyer has undertaken such investigation as it deems necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents. Buyer and its Representatives have been afforded the opportunity to obtain additional information necessary to verify the accuracy of the representations and warranties made by Sellers hereunder or to otherwise evaluate the merits of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer acknowledges that Sellers have given Buyer and its Representatives access to the documents and facilities of each Company. Sellers, each Company and the Representatives of Sellers and each Company have answered, to the satisfaction of Buyer, all inquiries that Buyer and its Representatives have made concerning each Company or otherwise relating to the Business and the transactions contemplated by this Agreement and the other Transaction Documents.
Section 3.7    Broker’s Fees. Neither Buyer nor anyone acting on behalf of Buyer has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document for which any Seller (or, if Closing does not occur, any Seller or any Company) will be liable.
Section 3.8    No Reliance. Buyer acknowledges, consents and agrees to the limitations with respect to the representations and warranties of Sellers set forth in Section 2.26, including the disclaimer by Sellers of all representations and warranties other than the Seller Express Representations. Without limiting the generality of the foregoing, Buyer specifically: (a) acknowledges that it is not relying upon and has not relied upon (and acknowledges that Sellers have disclaimed) any representations or warranties of any kind, nature or description, whether express or implied, that may have been made by any Person in connection with or with respect to the transactions contemplated hereby, any Company, the Business, the Equity Interests, Sellers or otherwise or with respect to any information or documents (financial or otherwise) made available to Buyer or its Representatives (other than the Seller Express Representations, but subject to the limitations and disclaimers set forth in Section 2.26), and acknowledges and agrees that Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty; (b) disclaims any obligation or duty by Sellers, the Cowford Members, any Company, any Affiliates of the foregoing or any other Persons to make any disclosures of fact other than as required to be disclosed pursuant to the Seller Express Representations; and (c) release and forever discharge Sellers and the other Persons identified in clause (b) with respect to any and all Liabilities and claims relating to any representation, warranty, obligation, or duty herein disclaimed by Sellers; provided, however, that notwithstanding (b) and (c) above, Buyer does not disclaims any obligation or duty relating to, or releases any claim based on, Actual Fraud.
ARTICLE 1
COVENANTS AND AGREEMENTS
Section 1.8    Conduct Pending Closing.
(a)    From the date of this Agreement until the Closing Effective Time, Sellers will use their commercially reasonable efforts to cause each Company to conduct its operations and affairs in the Ordinary Course of Business and exercise commercially reasonable efforts to preserve intact its current business organization, personnel and goodwill, except, in any case, for actions: (i) taken with Buyer’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); (ii) expressly permitted or required by this Agreement; (iii) required to be taken by applicable Law; (iv) contemplated by this Agreement; or (v) described on Exhibit 4.1. Certain of the actions described on Exhibit 4.1 involve the release of guarantees, credit enhancements, performance assurances, similar obligations or direct obligations made in the favor of third parties made by Jones Company or other Non-Company Affiliates which relate to the Business and were incurred for the benefit of the Business. To the extent such releases cannot be obtained without a guarantee by Buyer, Buyer will provide such guarantee; provided, however, that Buyer will not be required to provide a guarantee with respect to (A) Closing Date Debt (whether listed on Exhibit 4.1 or not); (B) guarantees of liabilities for which a Company is not the primary obligor (although Buyer will provide substitute guarantees if Jones Company, another Non-Company Affiliate or any of their respective Affiliates is the primary obligor but only to the extent the obligations relate to the Business); or (C) obligations not related to the Business or not related to Contracts entered into in the Ordinary Course of Business.
(b)    Without limiting the generality of Section 4.1(a), from the date of this Agreement until the Closing Effective Time, Sellers will not, and will cause each Company not to, directly or indirectly, take any action within the control of Sellers or such Company that would have required disclosure on Schedule 2.5 had such action occurred prior to the date hereof, except for actions: (i) taken with Buyer’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); (ii) expressly permitted or required by this Agreement; (iii) required to be taken by applicable Law; (iv) contemplated by this Agreement; or (v) described on Exhibit 4.1.

(c)    From the date of this Agreement until the Closing Effective Time, Sellers will, and will cause each Company and their respective Affiliates and Representatives to, cease any and all discussions or negotiations with any Person other than Buyer and its Affiliates and Representatives with respect to, and to deal exclusively with Buyer and its Affiliates and Representatives regarding, any acquisition of, or investment in, any Company, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests (including the Equity Interests), purchase of assets or otherwise (an “Alternative Transaction”). From the date of this Agreement until the Closing Effective Time, without the prior written consent of Buyer, Sellers will not, and will cause each Company and its Affiliates and Representatives not to (directly or indirectly):
(xxxv)    solicit, initiate, encourage, facilitate or respond to any proposal or inquiry from, or otherwise engage in any negotiations, discussions or other communications with, any other Person in contemplation of or relating to any Alternative Transaction;
(xxxvi)    provide or furnish information or documentation to any other Person with respect to any Company or the Business in furtherance of any Alternative Transaction; or
(xxxvii)    enter into any letter of intent, Contract or understanding with any other Person in respect of any Alternative Transaction.
In addition to the other obligations under this Section 4.1, Sellers will promptly (and in any event within three Business Days after receipt thereof by Sellers or their respective Representatives) advise Buyer orally and in writing of any proposal for an Alternative Transaction (a “Proposal”), any request for information with respect to any Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Proposal, the material terms and conditions of such request, Proposal or inquiry, and the identity of the Person making the same. Sellers agree that the rights and remedies for noncompliance with this Section 4.1 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer
(d)    Without limiting the generality of Section 4.1(a), from the date of this Agreement until the Closing Effective Time, Sellers will cause the Companies to continue to maintain, in the Ordinary Course of Business, their respective Owned Real Property and Leased Real Property, buildings, structures and other improvements and material machinery and equipment (as applicable).
(e)    Without limiting the generality of Section 4.1(a), from the date of this Agreement until the Closing Effective Time, Sellers will cause the Companies to continue to comply, in all material respects, with all judgments and Laws promulgated by any Governmental Body and all permits and Environmental Permits applicable to the conduct of the Business or the ownership or operation of their respective assets, and maintain, in all material respects, such permits and Environmental Permits and pay all Taxes, assessments and other charges applicable thereto.

(f)    Without limiting the generality of Section 4.1(a), from the date of this Agreement until the Closing Effective Time, Sellers will cause the Companies to refrain from entering into any Contract (other than (i) Contracts (including Material Contracts) entered into in the Ordinary Course of Business which have a term of one year or less or which require expenditures by any Company of less than $100,000 in the aggregate, or (ii) fuel purchase Contracts in the Ordinary Course of Business) without the consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.
(g)    Without limiting the generality of Section 4.1(a), from the date of this Agreement until the Closing Effective Time, Sellers will conduct the construction of the New Construction Sites in a commercially reasonable manner consistent with the plans to be provided to Buyer.
(h)    Prior to the Closing, Sellers will cause the Non-Company Affiliates to transfer all of the assets, and assign all of the Contracts, held by the Non-Company Affiliates (and such owners and lessees) and used in the Business (other than the Excluded Assets), including the assets and Contracts listed on Exhibit 4.1(h), and cause the persons listed as owners of Owned Real Property on Schedule 2.8(a) and lessees of Leased Real Property on Schedule 2.8(b) to transfer such Owned Real Property, and assign such related Real Property Leases (collectively, the “Transferred Assets and Contracts”), to a Company designated by Buyer, and such Company will accept and assume such Transferred Assets and Contracts pursuant to one or more assignment and assumption agreements in forms reasonably acceptable to Buyer (collectively, the “Affiliate Transfers”).
(i)    Prior to the Closing, Sellers will cause the Companies to transfer to Jones Company or a Cowford Member the assets, and assign all of the Contracts list on Exhibit 4.1(i) attached hereto (collectively, the “Jones Transferred Assets and Contracts”), pursuant to one or more assignment and assumption agreements in forms reasonably acceptable to Buyer (collectively, the “Jones Transfers”).
(j)    If requested by Buyer or at Sellers’ election, prior to the Closing Sellers will cause each QSUB Company to convert (under the conversion statutes of the jurisdiction in which each such QSUB Company is organized) into a single member limited liability company (in the jurisdiction of its respective organization) that is wholly owned by Jones Company and to be treated as a disregarded entity for federal income Tax purposes pursuant to Treasury Regulations Section 301.7701-3(a), the terms of such conversion and the Organizational Documents of such converted Companies to be in a form reasonably acceptable to Buyer (the “QSUB Conversions”) and in connection therewith, make such filings or take such actions as necessary to continue any qualifications to do business in any foreign jurisdictions in which such QSUB did business prior to such conversion. In advance of or in coordination with such QSUB Conversions, Sellers and Buyer will use commercially reasonable efforts to cause such Companies to make such filings and applications and take such other actions (including obtaining or having reissued Governmental Authorizations held by such Companies in the name of the resulting limited liability companies), as may be required or necessary by applicable Law, to avoid an interruption in the Business following such QSUB Conversions, including commercially reasonable efforts to retain applicable federal employer identification numbers. Without regard to any other provision of this Agreement, Sellers will not be deemed to have breached any representation or warranty set forth in Article 2 or in any Seller Certificate relating thereto which results from the conversions contemplated by this subsection (j).
(k)    Prior to Closing, the Parties will work together in good faith to jointly update the Exhibits referenced in this Section 4, as well as Exhibit 8.2 as appropriate to correct any mistakes or inadvertent omissions therein to properly reflect the intent of the Parties.
Section 1.9    Access to Information; Due Diligence Period.
(a)    Subject to applicable confidentiality or nondisclosure restrictions contained in any Contract to which any Seller or any Company is subject or otherwise bound, from the date of this Agreement until the Closing Effective Time, upon reasonable notice, Sellers will cause each Company to provide Buyer and its Representatives, and Representatives of the issuer of the R&W Policy, reasonable access to its Books and Records and make its personnel reasonably available to Buyer and its Representatives, and Representatives of the issuer of the R&W Policy, and afford to Buyer and its Representatives, and Representatives of the issuer of the R&W Policy, reasonable access to the Locations and each Company’s respective offices and properties; provided that: (i) any such investigation will be conducted in a manner that does not unreasonably interfere with any Company’s normal business operations; and (ii) neither Buyer nor any Representative of the issuer of the R&W Policy will be permitted to conduct any invasive environmental testing or Phase II assessments without the prior written consent of Sellers’ Representative (to be withheld, delayed or conditioned in its sole discretion). If any access or information is withheld on the basis of any applicable confidentiality or non-disclosure restrictions contained in any Contract to which any Seller or any Company is a party, Sellers will inform Buyer of the general nature of what is being withheld and use commercially reasonable efforts to make substitute disclosure arrangements to provide any such access or information to Buyer and its Representatives in a manner that will not violate such confidentiality or non-disclosure restrictions. All information furnished to or obtained by Buyer, its Affiliates or Representatives, or Representatives of the issuer of the R&W Policy, pursuant to this Section 4.2 will be treated as confidential information pursuant to the terms of the confidentiality agreement executed by Jones Company and Buyer on July 20, 2015 (the “Confidentiality Agreement”), the provisions of which are incorporated herein by reference.
(b)    The Parties acknowledge and agree that, other than the Schedules relating to the Non-Amendment Representations, the Disclosure Schedule has not been completed as of the date that this Agreement is being executed. On or before 5:00 p.m. (Atlanta, Georgia time) on December 15, 2015 (the “Update Disclosure Delivery Date”), Sellers may, in good faith, deliver to Buyer the Disclosure Schedules (and amendments and supplements with respect to Disclosure Schedules delivered concurrent with the execution hereof) with respect to the representations and warranties in Article 2 (other than the Non-Amendment Representations; provided that Sellers will be allowed to provide new Pro Forma Financial Statements once adjustments to reflect fixed assets and equipment being transferred to or from the Companies are available), setting forth the Section or subsection of Article 2 to which such disclosure relates (each a “Disclosure Update”). If any Disclosure Update discloses a requirement for the authorization, consent or approval of a third Person and relates to a Real Property Lease or a Third Party Lease, or if the failure to obtain such authorization, consent or approval would materially and adversely affect the Companies or the Business, taken as a whole, following the Closing, Exhibit 5.1(g) will be automatically amended to require such authorization, consent or approval. Notwithstanding the foregoing, Schedules 2.8(a), 2.8(b) and 2.8(c) may not be amended pursuant to this subsection (b) so as to (i) disclose additional Encumbrances securing Closing Date Debt (except to the extent to be discharged at Closing in accordance with Section 1.2(b)(ii)); (ii) any fee title interest of any third party in any material portion of any Owned Real Property or third party interest in any material portion of the leasehold interest in a Real Property Lease; or (iii) any removal of Owned Real Property or Leased Real Property.
(c)    Upon delivery of the Disclosure Updates (i) the Disclosure Updates will be deemed to have modified the representations and warranties contained in Article 2 (other than the Non-Amendment Representations) and to have cured any breach of such representation or warranty caused thereby or resulting therefrom (other than the Non-Amendment Representations). In no event will the delivery of the Disclosure Updates modify or amend or affect the rights of Buyer with respect to any of the Non-Amendment Representations, and Buyer will retain all rights with respect to any breach of such Non-Amendment Representations upon the execution hereof.
Section 1.10    Efforts; Notice; Further Assurances.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and without limiting any other provision hereof, each Party will use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) making applicable filings and responding to inquiries under the HSR Act; (ii) defending any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iii) executing and delivering any additional instruments or documents necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(b)    The Parties will file, or cause to be filed, their respective initial pre-merger notifications under the HSR Act (including a request for early termination of the applicable waiting period thereunder) no later than 10 Business Days after the date of this Agreement. Without limiting the generality of Section 4.3(a), Buyer agrees to promptly take all actions that may be required to obtain HSR Approval, including: (i) proposing, negotiating, agreeing to and effecting (by undertaking, consent agreement, hold separate agreement or otherwise) to sell, divest, license or otherwise dispose of, or hold separate, any entities, assets or facilities of any Company after Closing or any entity, asset or facility of Buyer or its Affiliates; (ii) terminating, amending or assigning existing relationships and contractual rights and obligations; (iii) amending, assigning or terminating existing licenses or other Contracts or entering into such new licenses or other Contracts; and (iv) taking any action (including providing written undertakings to such effect) that, after consummation of the transactions contemplated by this Agreement, would limit the freedom of action of, or impose any other requirement on, Buyer or its Affiliates with respect to the operation of one or more of the businesses or assets of any such Person; provided that any such action is conditioned upon the consummation of the transactions contemplated in this Agreement. Buyer will use its best efforts to avoid, oppose or seek to have lifted or rescinded, any application for, or any resulting Order seeking to stop, or that otherwise adversely affects its ability to consummate, the transactions contemplated by this Agreement.
(c)    Between (i) the date of this Agreement, with respect to Non-Amendment Representations, and the Update Disclosure Delivery Date, with respect to all other representations and warranties set forth in Article 2 (the dates specified in clauses (i) and (ii), the “Applicable Dates,” and (ii) the Closing Date, Sellers may supplement or amend the Disclosure Schedule and deliver such supplemented or amended Disclosure Schedule with respect to the representations and warranties in Article 2 (each a “Schedule Amendment”) to Buyer with respect to: (a) any fact or circumstance that existed prior to the Applicable Date and was required to be set forth on the Disclosure Schedule but was omitted (“Existing Information”); and (b) any fact or circumstance that arises after the Applicable Date (other than as a result of a breach by Sellers or Shareholders of their respective covenants under this Agreement) that, had it existed on the Applicable Date would have been required to be set forth on the Disclosure Schedule (“New Information”). In no event will any Disclosure Update be deemed a Schedule Amendment for purposes of this Section 4.3(c). No Schedule Amendment (or any Existing Information or New Information contained therein) will be deemed to have amended the Disclosure Schedule, to have modified the representations and warranties contained in Article 2 or to have cured any breach of any representation and warranty caused thereby or resulting therefrom, and Buyer will not be deemed to have waived any right to indemnification following Closing under Article 7 with respect thereto or any right to terminate this Agreement pursuant to Article 6 by virtue of any closing condition set forth in Section 5.1(a) or Section 5.1(b) being unable to be satisfied with respect to any such breach; provided, however, to the extent that such New Information in a Schedule Amendment causes or results in any closing condition set forth in Section 5.1(a) or Section 5.1(b) not being able to be satisfied, then the sole remedy of Buyer will be to terminate this Agreement; provided, further, that if Buyer, in Buyer’s sole discretion, elects not to terminate this Agreement, then: (i) any New Information in the Schedule Amendment will, for all purposes under this Agreement (including for purposes of determining whether there has been a breach of any representation or warranty for which the Buyer Indemnified Parties are entitled to indemnification under Article 7 following Closing), be deemed to have amended the Disclosure Schedule, to have modified the representations and warranties contained in Article 2 and to have cured any breach of representation or warranty caused thereby or resulting therefrom; and (ii) Buyer and the other Buyer Indemnified Parties will be deemed to have waived any right to indemnification under Article 7 with respect to such misrepresentation or breach of representation or warranty that is deemed to be cured pursuant to clause (i).
(d)    After Closing, the Parties will take all actions, execute and deliver all further documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents.
Section 1.11    Restrictive Covenants.
(a)    During the Restricted Period, each Seller and each Shareholder will, and will cause its Affiliates to, refrain from engaging, directly or indirectly (including as an officer,

director, partner, consultant or employee of, or through any equity ownership in, any Person so engaged), in any Competitive Activity in the State of Georgia or the State of Florida. Notwithstanding the foregoing, nothing in this Agreement will prevent or restrict any Seller, Shareholder or Affiliate of a Seller or Shareholder from: (i) owning as a passive investment less than five percent of the outstanding shares of capital stock of a corporation or the outstanding equity interests of any other Person; or (ii) engaging in any activity consented to in writing by Buyer.
(b)    For a period of two years from the Closing Date, each Seller and each Shareholder will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or induce to leave employment, hire or assist any other Person to hire any management or executive-level employee of any Company, Buyer or Buyer’s Affiliates; provided, however, that nothing in this Section 4.4(b) will apply to any individual who was an employee of any Company after the earlier of (A) the termination of the employment of such individual by Buyer or Buyer’s Affiliates or such Company or (B) six months after such individual otherwise ceases to be employed by Buyer or Buyer’s Affiliates or such Company; and provided further, the solicitation of employees by general mass solicitations of employment or generalized employee searches by a recruitment firm (in each case not specifically directed at employees of any Company) will not be a violation of this Section 4.4(b).
(c)    For a period of three years from the Closing Date, each Seller and each Shareholder will not, and will cause its Affiliates not to, use or disclose to any Person any non-public information of or relating to the Business or any Company, except to the extent necessary in connection with any Proceeding subject to Section 4.9 or Article 7 or if required to do so by applicable Law or legal process, and except to the extent that such information enters the public domain other than by breach by such Seller or Shareholder of this Agreement. If any Seller or Shareholder is required by applicable Law or legal process to disclose any such non-public information, such Seller or Shareholder will (i) to the extent permissible under applicable Law, give Buyer prompt written notice of such requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (ii) cooperate with Buyer, at Buyer’s sole cost and expense, to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained, such Seller or Shareholder will furnish only that portion of such non-public information which, on the advice of counsel, is legally required to be disclosed and, upon Buyer’s request and at Buyer’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information.
(d)    If a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope of any of the covenants is too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Law and the geographic coverage and scope will be deemed to comprise the largest coverage and scope permissible under applicable Law. It is the Parties’ intent to protect and preserve the Business and goodwill of each Company to be acquired by Buyer, and the Parties agree that the time period, the geographic coverage and scope of the covenants set forth in this Section 4.4 are reasonable. If any Seller, Shareholder or Affiliate of any Seller or Shareholder breaches or threatens to breach any of the foregoing covenants, Buyer will be entitled to seek injunctive relief in addition to any other remedies that may be available under applicable Law.

Section 1.12    Public Announcements. Each Party will, and will cause its Affiliates and Representatives (including, in the case of Buyer after Closing, each Company) to, maintain the confidentiality of the terms of this Agreement and will not, and will cause its Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to terms of this Agreement or the consummation of the transactions contemplated by this Agreement without the prior written consent of the Other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may, without the prior consent of the Other Party, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or by the rules of any applicable self-regulatory organization, in which event such Party will use commercially reasonable efforts to allow the Other Party reasonable time to comment on such press release or public announcement in advance of its issuance.
Section 1.13    [Intentionally Omitted]
Section 1.1    Pay-off Letters. No later than two Business Days prior to the Closing Date, Sellers’ Representative will deliver or cause to be delivered to Buyer pay-off letters from each holder of Closing Date Debt, in a form reasonably acceptable to Buyer, setting forth the amount necessary to repay in full such Closing Date Debt at Closing and to obtain the release of all Encumbrances on the assets or properties of any Company securing such Closing Date Debt upon the payment of such Closing Date Debt.
Section 1.2    Records Retention. Buyer will retain until the fifth anniversary of the Closing Date the Books and Records of each Company. After the Closing Effective Time, Buyer will provide Sellers and their Representatives with reasonable access during normal business hours to the pre-Closing Books and Records of each Company and Sellers in order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, and their Representatives will have the right to make copies of such Books and Records at Sellers’ expense, provided that such access will be in a manner that does not interfere with the normal business operations of Buyer and the Companies.
Section 1.3    Certain Tax Matters.
(a)    Tax Agreement; Straddle Period Taxes. Except as otherwise provided in Section 4.9(g), Sellers will be solely responsible for, and will timely pay, any and all Taxes owed by Sellers imposed in respect of the transactions contemplated herein. For purposes of this Agreement, the portion of Taxes attributable to the income, property or operations of the Companies for any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that begins before the Closing Date and ends at the Closing Effective Time (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins immediately after the Closing Effective Time and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 4.9(a). The portion of Taxes attributable to a Pre-Closing Straddle Period will: (i) in the case of any income, sales or use taxes, value-added taxes, employment taxes, withholding taxes and any other Tax based on or measured by income, business activity, receipts or profits earned during a Straddle Period, be deemed to equal the amount that would be payable if the Straddle Period ended at the Closing Effective Time; and (ii) in the case of personal property, real property, ad valorem and other Taxes of any Company imposed on a periodic basis during a Straddle Period, be deemed to be the amount of the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such Straddle Period. The portion of Taxes attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. Unamortized debt financing costs, and any amounts payable by or on behalf of any Company in connection with the transactions contemplated by this Agreement, will be reported on a Pre-Closing Period Return to the extent permitted by applicable Law.
(b)    Tax Returns.
(i)    Except as provided in Section 4.9(g), Sellers will prepare or cause to be prepared and file or cause to be filed all Tax Returns of each Company with respect to any Pre-Closing Period having a due date (taking into account valid extensions) before the Closing Date (the “Pre-Closing Period Returns”). The Pre-Closing Period Returns prepared and filed by Sellers will be prepared and filed in a manner that is consistent with the prior practice of the applicable Company (including prior Tax elections and accounting methods or conventions made or utilized by such Company), except as required by Law.
(ii)    Buyer will prepare or cause to be prepared and file or cause to be filed all Pre-Closing Period Returns of each Company having a due date (taking into account valid extensions) on or after the Closing Date and all Straddle Period Returns of each Company. Buyer will prepare and file the Straddle Period Returns and the Pre-Closing Period Returns that it is required to file pursuant to this Section 4.9(b)(ii) in a manner that is consistent with the prior practice of the applicable Company (including prior Tax elections and accounting methods or conventions made or utilized by such Company), except as required by Law. Buyer will deliver all Straddle Period Returns and Pre-Closing Period Returns that it is required to file pursuant to this Section 4.9(b)(ii) to Sellers’ Representative for review and comment at least 30 days prior to the due date (including valid extensions) for filing such Tax Returns (except in the case of a non-income Tax Return where such 30-day period is not practical, in which case as soon as practical). Within 15 days of receiving a draft of such Tax Return (except in the case of a non-income Tax Return where such 15-day period is not practical, in which case as soon as practical), Sellers’ Representative may provide written comments to Buyer. The Parties will attempt to resolve any dispute through direct good-faith negotiation subject to the dispute resolution procedures of Section 4.9(h). In no event will the provision of comments by Sellers’ Representative prevent Buyer from timely filing any such Tax Return; provided, however, that in the event that the Accounting Firm has not yet resolved any such Tax Dispute prior to the deadline for filing such Tax Return (including any extensions), Buyer will be entitled to file such Tax Return (or amendment) as prepared by Buyer subject to amendment to reflect the resolution when rendered by the Accounting Firm. The preparation and filing of any Tax Return of any Company that does not relate to a Pre-Closing Period or a Straddle Period will be exclusively within the control of Buyer.

(iii)    Without the prior written consent of Sellers’ Representative, (which consent will not be unreasonably withheld or delayed), Buyer will not (and will not allow any Company to): (A) file or amend any Pre-Closing Period Return having a due date (taking into account valid extensions) before the Closing Date; or (B) amend any Pre-Closing Period Returns or any Straddle Period Returns required to be prepared and filed by Buyer pursuant to Section 4.9(b)(ii); or (C) make or amend any material claim, disclaimer or election in respect of Taxes for any Pre-Closing Period or Straddle Period.

(c)    Tax Refunds and Reductions of Tax. After Closing, any Pre-Closing Tax Refunds that are received or applied by any Company, Buyer or their respective Affiliates will be for the account of Sellers to the extent such Pre-Closing Tax Refund was not taken into account in the calculation of the Final Closing Cash Payment, and Buyer or its Affiliates (as applicable) will, or will cause the applicable Company to, pay over to an account designated by Sellers’ Representative (on behalf of Sellers) any such Pre-Closing Tax Refund within 15 days after receipt or application thereof.
(d)    Cooperation. The Parties will, and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return of any Company or otherwise relating to the transactions contemplated hereby (including signing any Tax Return), any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liabilities for Taxes of any Company. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Tax Returns and supporting material. Without limiting any other provision of this Agreement, the Parties and their respective Affiliates will retain for the full period of any statute of limitations, and upon reasonable request will provide the Other Party with, any records or information which may be relevant to such preparation, filing, audit, examination, proceeding or determination, without regard to extensions except to the extent notified by the Other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) will provide the Other Party with reasonable written notice and offer the Other Party the opportunity to take custody of such materials.
(e)    Participation in Section 1031 Exchange. As provided in Section 4.9(j), Buyer's acquisition of the Equity Interests hereunder will be treated as the acquisition of the assets of the Companies for federal income tax purposes, and Buyer intends for such deemed asset acquisition to serve as replacement property in a like-kind exchange under Code Section 1031. The Parties agree that Buyer has the right to assign its rights (but not its obligations) under this Agreement to an Affiliate or to a qualified intermediary under regulation section 1.1031(k)-1 under the Code or to an exchange accommodation titleholder under Revenue Procedure 2000-37 so that Buyer can acquire the assets as replacement property in a like-kind exchange. The Parties consent to such assignments and agree to cooperate with Buyer’s Code Section 1031 exchange transaction, and each Party will, upon reasonable request, cooperate with the other Party in structuring and completing all or a portion of this transaction so as to effect a like-kind exchange pursuant to Code Section 1031, provided that such cooperation is at no cost or expense to the non-exchanging Party. Sellers will have no liability for a failure of any intended like-kind exchange to qualify as such pursuant to Code Section 1031, provided that Sellers have cooperated and complied with the previous terms and provisions of this Section 4.9(e).
(f)    Audits. If any Taxing Authority issues to any Company, Buyer or any of their respective Affiliates a written notice of its intent to audit, examine or conduct a Proceeding, a written notice of its determination of an objection to an assessment with respect to Taxes or Tax Returns of any Company for a Pre-Closing Period or a Straddle Period, or a written notice or inquiry with respect to any Taxes or the filing of a Tax Return relating to Taxes for which any Seller could be liable hereunder (a “Tax Claim”), Buyer will notify Sellers’ Representative of such Tax Claim within five Business Days following receipt; provided, however, that the failure of Buyer to notify Sellers’ Representative of its receipt of a Tax Claim within five Business Days will not relieve Sellers from liability pursuant to Article 7 except to the extent Sellers are prejudiced as a consequence of such failure. Sellers’ Representative will control, should it elect to do so, any Tax Claim and any other matter with respect to a Pre-Closing Period of any Company (any Tax Claim controlled by Sellers’ Representative, a “Sellers’ Tax Contest”); provided that Buyer, at its sole cost and expense, will have the right to participate in any Sellers’ Tax Contest, and provided further, that Sellers will provide Buyer with a copy of the final resolution of any Sellers’ Tax Contest. Buyer will control any Tax Claim that is not a Sellers’ Tax Contest (a “Buyer’s Tax Contest”), provided that Sellers’ Representative, at Sellers’ expense, will have the right to participate in any Buyer’s Tax Contest that relates to a Straddle Period. The Party controlling a Tax Claim described in the preceding two sentences will not agree to settle such Tax Claim if such settlement could affect the Tax liability of the Other Party without the prior written consent of such Other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided that if any Party reasonably withholds consent for a settlement, the Other Party will be entitled to enter into such settlement without the consent of such Party so long as the Other Party agrees to indemnify such Party for any adverse Tax consequences suffered by such Party as a result of such settlement.
(g)    Transfer Taxes. All transfer, intangible, documentary, motor vehicle, sales, use, excise, stamp, registration, filing, recordation, valued-added and other similar Taxes (including all applicable real estate transfer or gains Taxes) and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, all other agreements or instruments contemplated herein and the transactions contemplated hereby, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties, imposed or assessed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), will be paid promptly by Sellers when due. Buyer will reimburse Sellers for one-half of such Transfer Taxes paid by Sellers, within 30 days of a written request from Sellers containing evidence of such payment of Transfer Taxes. Any Tax Returns that must be filed in connection with Transfer Taxes (the “Transfer Tax Returns”) will be prepared by Sellers. Any Transfer Tax Returns will be prepared in a manner that is consistent with the prior practice of the applicable Company (including prior Tax elections and accounting methods or conventions made or utilized by such Company), except as required by Law. Each of the Transfer Tax Returns will be submitted by the Sellers' Representative to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least sixty (60) days prior to the due date (including extensions) of each of the respective Transfer Tax Returns. If Buyer objects to any item on any such Transfer Tax Returns, Buyer will, within thirty (30) days after delivery of such Transfer Tax Returns, notify the Sellers' Representative in writing that Buyer so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection will be duly delivered, Buyer and Sellers' Representative will attempt to resolve any dispute through direct good-faith negotiation subject to the dispute resolution procedures of Section 4.9(h). Any Transfer Taxes resulting from any subsequent increase in Purchase Price will be borne equally by Buyer and Sellers in accordance with the provisions of this Section 4.9(g).
(h)    Procedures. Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Section 4.9 (a “Tax Dispute”) that Sellers’ Representative and Buyer using reasonable best efforts are not able to resolve through direct good faith negotiation, will be resolved in accordance with the procedures set forth in this Section 4.9(h). If there has been no resolution of the Tax Dispute after direct negotiation, then the Tax Dispute will be resolved by the tax experts of the Accounting Firm, and any determination by the Accounting Firm will be final and binding against the Parties. The Accounting Firm will be instructed to resolve the Tax Dispute and such resolution will be: (i) set forth in writing and signed by the Accounting Firm; (ii) delivered to each Party as soon as practicable after the Tax Dispute is submitted to the Accounting Firm but no later than the 15th day after the Accounting Firm is instructed to resolve the Tax Dispute; (iii) made in accordance with this Agreement; and (iv) absent manifest error, final, conclusive and binding. The costs, fees and expenses of the Accounting Firm will be borne equally by the Parties. The Accounting Firm will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items referred to it. Each Party will provide the Accounting Firm with all Books and Records in its or its Affiliates’ or Representatives’ possession or control which are requested by the Accounting Firm. No Party and no Affiliate or Representative of a Party will meet or discuss any substantive matters with the Accounting Firm without Sellers’ Representative and Buyer and their respective Representatives present or having the opportunity following at least three Business Days’ notice to be present, either in person or by telephone. The Accounting Firm will have the power to require any Party to provide to it such Books and Records and other information it deems reasonably relevant to the resolution of the Tax Dispute, and to require any Party to answer questions that it deems reasonably relevant to the resolution of the Tax Dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to the Other Party. All disputes with respect to any Tax Dispute will be resolved exclusively by the Accounting Firm.
(i)    Tax Treatment of Transactions; Purchase Price Allocation.
(vii)    With respect to the QSUB Companies, if the QSUB Conversion does not take place, the Parties intend that: (a) each of the QSUB Companies’ elections to be treated as a QSUB for federal income tax purposes will terminate, and the QSUB Companies will be treated as corporations taxable under subchapter C of the Code for federal income tax purposes; and (b) pursuant to Code Section 1361(b)(3)(C)(ii), the sale of the Jones Company Interests in the QSUB Companies would be treated for federal income tax purposes as the sale of an undivided interest in each of the assets of the QSUB Companies by Jones Company to Buyer in exchange for a portion of the Consideration as determined by the Allocation, followed by the contribution of such assets by Buyer to the resulting C corporations in transactions completed pursuant Code Section 351. If the QSUB Conversion does take place, the Parties intend that Buyer’s acquisition of the Jones Company Interests would be treated as an acquisition of all of the assets of the QSUB Companies by Buyer from Jones Company as of the Effective Closing Time in exchange for a portion of the Consideration as determined by the Allocation.
(viii)    The Parties intend that for federal income tax purposes, the purchase and sale of the Jones Company Interests in Kemp Ridge would be treated as an acquisition of the assets of Kemp Ridge by Buyer from Jones Company as of the Closing Effective Time in exchange for as portion of the Consideration as determined by the Allocation.
(ix)    The Parties intend that for federal income tax purposes, Buyer’s acquisition of the Cowford Interests from the Cowford Members would result in the following treatment as of the Closing Effective Time: (a) the Tax Partnership (i.e., Cowford) would be deemed to have terminated pursuant to Treasury Regulations Section 1.708-1(b), with the tax consequences for the Cowford Members and Buyer determined by Revenue Ruling 99-6; (b) pursuant to Revenue Ruling 99-6, the Cowford Members would be treated as if they engaged in a straight-forward sale of the Cowford Interest to Buyer; and (c) with respect to Buyer, the Tax Partnership (i.e., Cowford) would be deemed to make a liquidating distribution of all its assets to the Cowford Members in liquidation of their membership interests, and Buyer would be treated as acquiring the distributed assets from the Cowford Members in exchange for a portion the Consideration as determined by the Allocation.
(x)    Since the acquisition of the Equity Interests contemplated by this Agreement is intended to be treated as an acquisition of assets for federal income tax purposes, Sellers and Buyer will allocate the Consideration and other applicable amounts among the assets of each Company consistently with the requirements of Code Section 1060 and applicable treasury regulations in the manner described on Exhibit 4.9(i)(iv) (the “Allocation Methodology”). Within 120 days after the Closing Date, Buyer will deliver to Sellers a schedule allocating the Consideration among the assets of each Company in a manner consistent with the Allocation Methodology (the “Allocation”).  If the Consideration is adjusted because an indemnification payment is made pursuant to the provisions of this Agreement, then Buyer will (a) adjust the Allocation to reflect such adjustment in a manner consistent with Section 1060 of the Code and the treasury regulations thereunder and (b) deliver the Allocation as so revised to Sellers. The principles of this Section 4.9(i)(iv) will apply to each revised Allocation. The Allocation will be deemed final unless any of Sellers notifies Buyer in writing that any of Sellers objects to one or more items reflected in the Allocation within 30 days after the applicable delivery of the Allocation. In the event of any such objection, Sellers and Buyer will negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation within 15 days after any objection is raised, such dispute will be resolved in accordance with Section 4.9(h). The Allocation, as finally determined, will be binding on the Parties and: (i) Buyer and Sellers will use such allocation of the Purchase Price as the basis for reporting asset values and other items for purposes of all required Tax Returns (including any Tax Returns required to be filed under Section

1060(b) of the Code and the treasury regulations thereunder) and (ii) none of Buyer or Sellers will take any position for Tax purposes that is inconsistent with the Allocation. Sellers agree to provide Buyer and its Representatives reasonable access to the books and records of the Business, the personnel of, and work papers prepared by, Sellers, the Companies or their respective Representatives to the extent that they relate to the Allocation and to such historical financial information relating to the Allocation as Buyer may reasonably request for the purpose of preparing the Allocation; provided, that such access will be in a manner that does not interfere with the normal business operations of the Sellers.
(j)    Conduct Pending Closing Regarding Taxes. Without the prior written consent of Buyer, between the date of this Agreement and Closing, Sellers will cause each Company not to make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing Contract, settle any Tax claim, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, Contract, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Company for any period ending after the Closing Date or decreasing any Tax Benefits of any Company existing on the Closing Date.
(k)    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Company will be terminated as of the Closing Date. After such date the Companies, Sellers or any of Sellers’ Affiliates and their respective Representatives will not have any further rights or liabilities thereunder.
Section 1.4    Employment and Employee Benefit Matters.
(a)    Immediately prior to Closing, Jones Company will transfer to one of the Companies, as may be designated by Buyer, each of its employees who work primarily in the Business as listed on Schedule 2.6(a) (as the same may change in the Ordinary Course of Business from the date of this Agreement through Closing). The employees who are transferred to one of the Companies pursuant to the preceding sentence and the employees who are in the employ of a Company as of the Closing Date are referred to as the “Buyer Retained Employees”). The Parties have agreed to the provisions set forth on Exhibit 4.10(a) with respect to the Buyer Retained Employees, which Exhibit is incorporated herein by reference.
(b)    During the period commencing on the Closing Date and ending on the date which is 24 months from the Closing Date (or if earlier, the date of the Buyer Retained Employee's termination of employment with Company, Buyer or an Affiliate of Buyer), Buyer will, or will cause a Company or an Affiliate of Buyer to, provide each Buyer Retained Employee with: (i) annual base salary or hourly wages which are no less than the annual base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) (A) with respect to any Buyer Retained Employee who currently has a target-based bonus arrangement, bonus opportunities and attainment objectives (excluding equity-based compensation), if any, which are no less favorable to such employee than the bonus opportunities and attainment objectives (excluding equity-based compensation) provided by Seller immediately prior to the Closing, (B) with respect to any Buyer

Retained Employee who currently has a bonus based on credited services, a bonus no less than the bonus paid to such employee in calendar year 2014 or 2015 (whichever is less), and (C) with respect to any Buyer Retained Employee who currently has a discretionary bonus arrangement, a bonus no less than the bonus paid to such employee in calendar year 2014 or 2015 (whichever is less); provided, however, in each case, if Buyer increases the salaries or hourly wages of any such employee, the bonus payments required hereunder may be decreased accordingly; and (iii) retirement and health benefits (excluding benefits under the Executive Agreements) that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing. From and after the Closing Date, Buyer will, and will cause each of its Affiliates (including each Company) to, grant to each Buyer Retained Employee credit for any service with any Company or Jones Company earned prior to the Closing Date: (i) for eligibility to participate and vesting purposes, but not for benefit determination, provided such credit does not result in the duplication of benefits, and (ii) for purposes of vacation accrual, sick time and other paid time off, in each case under any benefit or compensation plan, program or Contract that may be established or maintained by Buyer or any Affiliate of Buyer (including any Company) on or after the Closing Date (the “Buyer Plans”). Buyer and its Affiliates (including each Company) will cause to be waived all actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans to the extent waived or satisfied by a Buyer Retained Employee under any Employee Benefit Plan as of the Closing Date. Buyer will consider Seller’s method of determination of full-time eligibility for purposes of any offer of health care coverage under Buyer Plans in accordance with applicable IRS guidance. Nothing contained herein, express or implied, will confer upon any employee of any Company or Jones Company any right to continued employment for any period or will be construed as an amendment to any Employee Benefit Plan, any Buyer Plan or any other compensation or benefit plan maintained for or provided to any director, officer, manager, employee or consultant of Buyer, any Seller or any Company.
(c)    Sellers will provide Buyer (or its designated Affiliate) all reasonably necessary financial, enrollment, eligibility, contractual and other information related to the Employee Benefit Plans as necessary to assist Buyer (or its designated Affiliate) to address any compliance and design issues in connection with the Buyer Plans (whether under any aspect of the Patient Protection and Affordable Care Act of 2010, as it may be amended, or any other applicable Laws).
(d)    Sellers are responsible for providing continued health care coverage under any Employee Benefit Plan sponsored by Jones Company to each employee who works primarily in the Business as of the Closing Date and is listed on Schedule 2.6(a), and who may be, or may become, an “M&A qualified beneficiary” or other qualified beneficiary (in accordance with Section 4980B of the Code and applicable regulations relating thereto). Buyer agrees that any Buyer Retained Employee that may be terminated after the Closing and potentially eligible for severance as contemplated on Exhibit 4.10(a) will not be considered an “M&A qualified beneficiary” and as such, Buyer is responsible for offering continued health care coverage to each such employee in accordance with Section 4980B of the Code and applicable regulations relating thereto.
(e)    Neither Buyer nor its Affiliate will adopt and maintain any Employee Benefit Plan sponsored by Jones Company that substantially or exclusively covers employees of the Business. Jones Company will take action prior to the Closing Date, to terminate or partially terminate any such Employee Benefit Plans, or to the extent any such Employee Benefit Plans are not terminated, will take or cause to be taken any and all steps necessary to terminate each Company’s participation in such plans as of or immediately prior to the Closing Date.
(f)    Sellers will take any and all actions necessary and appropriate to ensure that the Executive Retirement Agreements and corresponding Executive Disability Benefit Agreements listed on Schedule 2.7(a) (collectively, “Executive Agreements”) are either all assigned to Jones Company (to the extent entered into by and between an employee and any Company other than Jones Company) or otherwise terminated in a manner that does not create liability by a Company to any employee or to the Companies, in either case, except to the extent being discharged prior to or at Closing by Jones Company. All obligations under such Executive Agreements shall be the responsibility of Jones Company as of or immediately prior to the Closing Date. Sellers agree to ensure that any employee party to an Executive Agreement waive and fully release any and all claims they may have against any Company, Buyer and Buyer’s Affiliates with respect to any such Executive Agreement.
(g)    With respect to any Employee Benefit Plan for which a Transitional Reinsurance Fee is owed for 2015 under applicable Healthcare Reform Laws, Sellers will timely pay to the appropriate Governmental Body any payment due in January 2016. In addition, Sellers will prepare or cause to be prepared, distribute or cause to be distributed and file or cause to be filed, on behalf of Jones Company and the Companies all forms in the time and manner required by Section 6055 and 6056 of the Code in connection with the Healthcare Reform Laws.
(h)    This Agreement is not intended to create and does not create any third-party beneficiary contractual or legal rights in or enforceable by any employee or former employee of any Company. Any communications to any Buyer Retained Employees concerning the subject matter of this Section 4.10 will be approved by Buyer or its designated Affiliate. In that connection, Sellers agree to provide any proposed communication, written or otherwise, to Buyer or its designated Affiliate in advance and with a reasonable period of time to review and provide comments.
Section 1.5    Insurance. At Closing, the Insurance policies set forth on Exhibit 4.11 (the “Excluded Insurance Policies”) will be modified to remove each Company as an additional insured party, and any refunds or proceeds resulting from the removal of any Company as an additional insured party under the Excluded Insurance Policies will be retained by Sellers.
Section 1.6    Releases.
(a)    Effective upon Closing, each Seller and Shareholder, on behalf of itself or himself, each Non-Company Affiliate and their respective Representatives, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges each Company and its Representatives, successors and assigns from any and all rights, claims, debts, Liabilities, causes of action, obligations and Adverse Consequences of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise, based upon facts or circumstances existing on or prior to Closing; provided, however, that the foregoing release does not apply to the following matters (and, for purposes of clarity, such matters are not hereby released or discharged): (i) claims or rights arising under this Agreement or any other Transaction Document

(specifically including any Consulting Agreement entered into in connection with the transactions contemplated hereby with Patrick C. Jones) or Actual Fraud; (ii) accrued but unpaid compensation for employment services and vested benefits under any Employee Benefit Plan (if applicable); (iii) any Liabilities taken into account in the calculation of the Final Closing Cash Payment; and (iv) the Real Property Lease and the related Leased Real Property owned by James C. Jones, Jr. and described on Schedule 2.23.
(b)    Effective upon Closing, each Company on behalf of itself and its Representatives, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges each Seller, Shareholder, Non-Company Affiliate and their respective Representatives, successors and assigns from any and all rights, claims, debts, Liabilities, causes of action, obligations and Adverse Consequences of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise (including those arising under Prior Deeds), based upon facts, circumstances, actions, omissions or occurrences existing on or prior to Closing and those based upon any breach of any representation, warranty, covenant or agreement under any Prior Deed (whether related to facts, circumstances, actions, omissions or occurrences existing prior to, on or after Closing); provided, however, that the foregoing release does not apply to (and, for purposes of clarity, such matters are not hereby released or discharged) claims or rights arising under this Agreement or any other Transaction Document or relating to Actual Fraud.
Section 1.7    Indemnification and Insurance.
(a)    Buyer agrees that all rights to indemnification, expense advancement, liability limitation or exculpation now existing in favor of each present and former director, manager or officer of any Company (the “D&O Indemnified Parties”), as provided in such Company’s Organizational Documents, by Contract or by Law, will survive Closing and will continue in full force and effect. Buyer will cause each Company to perform and discharge its obligations to provide such indemnification, expense advancement, liability limitation and exculpation after Closing with respect to any matter occurring prior to the Closing Effective Time. To the maximum extent permitted by applicable Law, indemnification and expense advancement will be mandatory rather than permissive. The indemnification, expense advancement, liability limitation and exculpation provisions of each Company’s Organizational Documents will not be amended, repealed or otherwise modified after the Closing Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Effective Time or at any time prior to the Closing Effective Time, were directors, managers or officers of any Company, unless such modification is required by applicable Law. Notwithstanding the foregoing, in no event will any Company have any obligation to provide indemnification or expense advancement to any D&O Indemnified Person who is a Seller in respect of any claim arising under this Agreement or with respect to which any Buyer Indemnified Party is entitled to be indemnified by such Seller pursuant to this Agreement or would be so entitled but for the limitations set forth in Section 7.1 or Section 7.4.
(b)    The obligations under this Section 4.13 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party and such Person’s heirs and representatives, it being expressly agreed that (i) such Persons will be third-party beneficiaries of this Section 4.13 and will be entitled to enforce the covenants contained herein and (ii) such obligations will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 4.13 applies without the consent of such Person.
(c)    In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the survivor of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision will be made so that the successors and assigns of Buyer assume the obligations of Buyer set forth in this Section 4.13.
Section 1.8    [Intentionally Omitted
Section 1.9    Sellers’ Representative.
(d)    Sellers hereby irrevocably make, constitute and appoint Jones Company (the initial “Sellers’ Representative”) as their true and lawful attorney-in-fact with full power of substitution to do on behalf of Sellers any and all things, including executing any and all documents, which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including: (i) receiving and disbursing payments to be made hereunder; (ii) receiving notices and communications pursuant to this Agreement and the other Transaction Documents; (iii) administering this Agreement and the other Transaction Documents, including with respect to the resolution of any disputes or claims; (iv) making determinations to settle any dispute as to the calculation of the Purchase Price; (v) resolving, settling or compromising claims for indemnification asserted against Sellers pursuant to Article 7; (v) agreeing to waivers of conditions and obligations under this Agreement and the other Transaction Documents; (vi) executing the Escrow Agreement and taking all actions thereunder, including authorizing payments from the Escrow Funds; and (vii) asserting claims for indemnification under Article 7 and resolving, settling or compromising such claims.
(e)    Buyer will be fully protected in dealing with Sellers’ Representative with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and may rely upon the authority of Sellers’ Representative to act as the agent of Sellers for all purposes under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Any payment by Buyer to Sellers’ Representative under this Agreement or any other Transaction Document will be considered a payment by Buyer to Sellers and will constitute full satisfaction of any obligation of Buyer to make such payment to the applicable Seller, and neither Buyer nor any of its Affiliates (including the Companies) will have any liability to any Person for (1) any failure of Sellers’ Representative to disburse a portion of Purchase Price to any Seller or (2) any errors or omissions by Sellers’ Representative in calculating the portion of the Purchase Price payable to any Seller. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, Sellers’ Representative will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Sellers and will be final, binding and conclusive upon each such Seller. The appointment of Sellers’ Representative is coupled with an interest and will be irrevocable by any Seller in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Law. Sellers’ Representative will have no individual liability to Buyer under this Agreement arising from its actions as Sellers’ Representative.
(f)    Sellers’ Representative may resign as Sellers’ Representative at any time by written notice delivered to the other Sellers and to Buyer. If at any time there is no Person acting as Sellers’ Representative for any reason, Sellers will promptly designate a new Sellers’ Representative and notify Buyer in writing of such determination.
(g)    Jones Company, as the initial Sellers’ Representative, hereby accepts such appointment and designation, and represents that it will act in its capacity as Sellers’ Representative in compliance with and conformance to the provisions of this Section 4.15.
(h)    Sellers’ Representative will not be liable to any Seller for any error of judgment or any act done or action taken or omitted by it in good faith or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement or the other Transaction Documents, except for its own bad faith or willful misconduct. Sellers’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or its duties hereunder or thereunder, and its will incur no liability to Sellers and will be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.
Section 1.10    Environmental Due Diligence.
(a)    In connection with the due diligence during the Due Diligence Period pursuant to Section 4.2(b) and without limiting the same, Buyer will have the right to have performed and completed by the Company or Buyer (at Buyer’s election) non-invasive investigations, testing, and environmental assessments at each Location, at Buyer’s sole cost and expense, to investigate the presence of contamination by Hazardous Substance and related matters. Invasive testing in any form that disturbs the sub-surface of any Site is not to be conducted without the prior written consent of Sellers’ Representative. At Sellers’ request, Buyer will deliver a copy of any final reports or assessments resulting from such investigations to Sellers promptly after their completion.
(b)     If required by applicable law, Sellers will report, or cause the Companies to report, prior to Closing all contamination of Hazardous Substance and any condition that must be reported as a matter of Environmental Law that are reflected in such reports or assessments to the relevant Governmental Body.
ARTICLE 2
CONDITIONS TO OBLIGATION TO CLOSE
Section 2.1    Conditions to Obligation of Buyer. Buyer’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Buyer in its sole discretion, in whole or in part):

(a)    In each case, without giving effect to any Schedule Amendment and without giving effect to Company Material Adverse Effect or any other materiality qualifications contained in any such representations and warranties (other than with respect to the representations and warranties set forth in Section 2.2(a)-(c), Section 2.5(c), the definitions of Company Material Adverse Effect, Material Contracts, Other Intellectual Property Assets, Permitted Encumbrances and Registered Intellectual Property Assets, and otherwise with respect to the standard that must be met to create an obligation to include items in a list set forth in a Schedule), (i) the Seller Fundamental Representations and the QSUB Representations set forth in Article 2 must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made again on the Closing Date (Buyer agreeing that it may not claim a failure of condition with respect to the QSUB Representations based on the application of facts, known to Buyer on the date hereof, to Law existing on the date hereof); and (ii) the other representations and warranties set forth in Article 2, individually and collectively, must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if made again on the Closing Date, except with respect to the foregoing clause (ii): (A) for any such representation or warranty made as of a specific date or for a particular period, which must be accurate as of such specific date or for such particular period; and (B) as would not reasonably be expected to have, individually or collectively, a Company Material Adverse Effect;
(b)    Sellers must have performed and complied in all material respects with their covenants and obligations under this Agreement required to be performed or complied with by Sellers prior to Closing;
(c)    no Company Material Adverse Effect must have occurred;
(d)    Sellers must have delivered to Buyer a certificate dated as of the Closing Date certifying that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied;
(e)    no Proceeding by any Governmental Body shall have been commenced and remain pending against Buyer, Sellers or any Company which would prevent Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby;
(f)    no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;
(g)    the authorizations, consents and approvals identified as set forth on Exhibit 5.1(g) must have been received;

(h)    the applicable waiting period under the HSR Act must have expired or been terminated;

(i)    Sellers must have delivered to Buyer evidence that the Company’s participation in any Employee Benefit Plan maintained by Jones Company or another Non-Company Affiliate has been terminated effective as of Closing to the extent required under this Agreement;
(j)    Sellers must have delivered to Buyer evidence of the satisfaction of their obligations set forth in Section 4.10(f);
(k)    Sellers must have delivered to Buyer all Transaction Documents expressly identified in Section 1.7;
(l)    Sellers must have delivered to Buyer evidence that the QSUB Conversions (if Buyer has requested, or Sellers have elected, that the QSUB Conversions be effected), the Affiliate Transfers and the Jones Transfers have occurred; and
(m)    Buyer must have received copies of the pay-off letters referenced in Section 4.7.
Section 2.2    Conditions to Obligation of Sellers. Sellers’ obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Sellers at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Sellers’ Representative, in whole or in part):
(l)    the representations and warranties set forth in Article 3 of this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made again on the Closing Date, except for any representation or warranty made as of a specific date or for a particular period, which must be accurate in all material respects as of such specific date or for such particular period;
(m)    Buyer must have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed or complied with by it prior to Closing;
(n)    Buyer must have delivered to Sellers’ Representative a certificate dated as of the Closing Date certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied;
(o)    no injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby; and
(p)    no Proceeding by any Governmental Body must have been commenced and remain pending against Buyer, Sellers or any Company which would prevent Closing. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(q)    the applicable waiting period under the HSR Act must have expired or been terminated; and
(r)    Buyer must have delivered to Sellers all Transaction Documents expressly identified in Section 1.7.
ARTICLE 3
TERMINATION
Section 3.1    Termination Events. This Agreement may be terminated at any time prior to Closing:
(s)    by mutual written agreement of Buyer and Sellers’ Representative;
(t)    by Buyer: (i) upon a breach of any representation, warranty, covenant or obligation of Sellers set forth in this Agreement such that the conditions set forth in Section 5.1(a) or Section 5.1(b) would not be satisfied, if such breach is curable prior to the expiration of 20 days following receipt by Sellers’ Representative of written notice thereof and is not cured to the reasonable satisfaction of Buyer prior to the expiration of such 20-day period; or (ii) if satisfaction of any of the conditions set forth in Section 5.1(a) or Section 5.1(b) is or becomes impossible (other than through the failure of Buyer to comply with any of its covenants or obligations under this Agreement), provided that Buyer will not be entitled to terminate this Agreement pursuant to this Section 6.1(b) at any time during which Buyer would be unable to satisfy the conditions set forth in Section 5.2(a) or Section 5.2(b);
(u)    by Sellers’ Representative: (i) upon a breach of any representation, warranty, covenant or obligation of Buyer set forth in this Agreement such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied, if such breach is curable prior to the expiration of 20 days following Buyer’s receipt of written notice thereof and is not cured to the reasonable satisfaction of Sellers’ Representative prior to the expiration of such 20-day period; or (ii) if satisfaction of any of the conditions set forth in Section 5.2(a) or Section 5.2(b) is or becomes impossible (other than through the failure of Sellers to comply with any of their covenants or obligations under this Agreement), provided that Sellers’ Representative will not be entitled to terminate this Agreement pursuant to this Section 6.1(c) at any time during which Sellers would be unable to satisfy the conditions set forth in Section 5.1(a) or Section 5.1(b);
(v)    by Buyer or Sellers’ Representative, if Closing has not occurred on or before April 1, 2016 or such later date as Buyer and Sellers’ Representative may agree in writing (the “Outside Date”), provided that: (i) if all other conditions to Closing are satisfied other than those that are required to be satisfied on the Closing Date, either Sellers’ Representative or Buyer may postpone the Outside Date for up to two additional 45-day periods if HSR Approval has not been obtained and has not been denied by a non-appealable decision of a Governmental Body, by giving written notice to the Other Party to such effect no later than 5:00 p.m. (Atlanta, Georgia time) on the date that is not less than 10 days prior to the original Outside Date (and a subsequent Outside Date, if applicable); (ii) if all other conditions to Closing are satisfied other than those that are required to be satisfied on the Closing Date, Buyer may postpone the original Outside Date for up to one additional 30-day period if required to obtain any necessary consents to transfer alcohol and tobacco licenses or obtain new alcohol and tobacco licenses required in connection with the QSUB Conversions, by giving written notice to the Sellers’ Representative to such effect no later than 5:00 p.m. (Atlanta, Georgia time) on the date that is not less than 10 days prior to the original Outside Date; and (iii) no termination may be made under this Section 6.1(d) if the failure to close is caused by the action or inaction of the Party seeking to terminate this Agreement; or
(w)    by Buyer or Sellers’ Representative if: (i) any Governmental Body has issued a final, non-appealable Order that remains outstanding prohibiting the consummation of the transactions contemplated by this Agreement; or (ii) a Law is enacted after the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement.
Section 3.2    Effect of Termination. If this Agreement is properly terminated pursuant to Section 6.1: all further obligations of the Parties to consummate the transactions contemplated by this Agreement and all obligations of the Parties under this Agreement will terminate and become of no further force and effect, except that those obligations set forth in the last sentence of Section 4.2(a) and Article 9 will survive any termination and remain valid and binding obligations of the Parties in accordance with their respective terms; there will be no Liability on the part of a Party, except with respect to any breach of the representations and warranties set forth in Section 3.4, any breach of the last sentence of Section 4.2(a) or Article 9 or any willful or bad faith breach of any provision of this Agreement prior to such termination or Actual Fraud; and  each Party irrevocably waives and releases any other claim which may otherwise exist upon such termination.
ARTICLE 4
INDEMNIFICATION
Section 4.1    Survival. The representations, warranties, covenants and agreements set forth in this Agreement will survive Closing. The representations and warranties set forth in Article 2 and Article 3 will expire on the date that is 12 months following the Closing Date, except that the Seller Fundamental Representations will survive for a period of five years. Any covenants or obligations of the Parties set forth in this Agreement which by their terms are to be performed after Closing will survive in accordance with their respective terms. An indemnification claim under Article 7 for breach of a representation or warranty set forth in Article 2 or Article 3 must be asserted in writing by a Party prior to the expiration of the applicable survival period for such representation or warranty as provided in this Section 7.1 and the Parties waive any right under any statute of limitations to bring any such claim after the expiration of such applicable survival period; provided that the delivery of a written notice of any claim: (i) describing in reasonable detail the nature of and the underlying factual and contractual basis for such claim (to the extent then known), including the applicable provision of this Agreement; and (ii) stating the estimated amount thereof (if then reasonably quantifiable) and describing in reasonable detail the basis on which such amount was calculated prior to the expiration of the applicable survival period will extend the survival period of such claim through the date such claim is conclusively resolved. To the extent that any of the foregoing survival periods shorten the applicable statute of limitations under Law, the Parties specifically intend that such survival periods be so shortened.

Section 4.2    Indemnification and Reimbursement by Sellers. Subject to the limitations and procedures of this Article 7, Sellers, jointly and severally, will indemnify Buyer and its Affiliates and Representatives (the “Buyer Indemnified Parties”) from, and will reimburse the Buyer Indemnified Parties for, all Adverse Consequences to the extent arising from:
(a)    a breach by Sellers of any of the representations and warranties set forth in Article 2 or any Seller Certificate;
(b)    a breach by Sellers of any of their covenants or agreements in this Agreement;
(c)    except to the extent taken into account in the calculation of the Final Closing Cash Payment, any Closing Date Pre-Closing Taxes; and
(d)    the Executive Agreements or the Jones Company Transferred Assets and Contracts and the Excluded Assets, or the transfer thereof to Jones Company or another Non-Company Affiliate as contemplated by this Agreement.
Section 4.3    Indemnification and Reimbursement by Buyer. Subject to the limitations and procedures of this Article 7, Buyer will indemnify Sellers and their respective Affiliates and Representatives (the “Seller Indemnified Parties”) from, and will reimburse Seller Indemnified Parties for, all Adverse Consequences to the extent arising from: (a) a breach by Buyer of any of the representations and warranties set forth in Article 3 or any Buyer Certificate; (b) a breach by Buyer of any of its covenants or agreements in this Agreement; or (c) any obligation of Jones Company, any other Non-Company Affiliate or any of their respective Affiliates (other than the Companies) with respect to any guarantee, credit enhancement, performance assurance, similar undertaking or direct obligation but only to the extent related to the Business and incurred for the benefit of the Business.
Section 4.4    Certain Limitations.
(d)    Mini-Basket.  Sellers will have no liability under Section 7.2(a) with respect to any individual claim, or series of related claims (whether related by proximity to an event or otherwise), for breaches of the representations and warranties set forth in Article 2 unless the aggregate amount of the Adverse Consequences that would be payable with respect to such claim (or series of related claims) exceeds an amount equal to $75,000 (the “Mini-Basket”), it being understood that any such individual claim (or series of related claims) for amounts less than the Mini-Basket will be ignored for all purposes of this Agreement, including determining whether the Basket has been met or exceeded; provided, however, that the Mini-Basket will not apply to (i) claims for breaches of any Seller Fundamental Representations or (ii) claims  based on Actual Fraud by Sellers.
(e)    Basket. Sellers will have no liability under Section 7.2(a) for any Adverse Consequences until the aggregate amount of all Adverse Consequences incurred or suffered by the Buyer Indemnified Parties arising out of or relating to breaches of the representations and warranties set forth in Article 2 exceeds $3,187,500 (the “Basket”), and then only for the amount of Adverse

Consequences in excess of the Basket; provided, however, that the Basket will not apply to: (i) claims for breaches of any Seller Fundamental Representations (or the Seller Certificate to the extent related to such Seller Fundamental Representations); (ii) claims for breaches of the representations and warranties of Sellers contained in Section 2.4 (or the Seller Certificate to the extent related to Section 2.4); or (iii) claims based on Actual Fraud by Sellers.
(f)    Cap. Sellers’ aggregate maximum liability under Section 7.2(a) (as determined after giving effect to the limitations resulting from the Basket) will not exceed $3,187,500 (the “Cap”); provided, however, that the Cap will not apply to claims based on Actual Fraud by Sellers. In the event of any breach by Sellers of Sections 2.1(d) and 2.1(e) in connection with which the aggregate amount of Adverse Consequences suffered or incurred by the Buyer Indemnified Parties exceeds the sum of the Basket, the Cap and the policy limits of the R&W Policy (to the extent the R&W Policy covers such Adverse Consequences), Sellers will indemnify the Buyer Indemnified Parties with respect to such excess Adverse Consequence up to an amount equal to the Purchase Price; provided however that Adverse Consequences as used in this sentence will not include any Liability for Taxes.
(g)    Additional Limitations.
(vii)    No Person will be entitled to be indemnified for any Adverse Consequence to the extent that such Adverse Consequence was included in the calculation of the Final Closing Cash Payment. The amount of any Adverse Consequence that any Indemnified Party will be entitled to recover hereunder will be determined without duplication of recovery because the facts, circumstances or events giving rise to such Adverse Consequence constitute a breach of more than one representation, warranty or covenant. Subject to the above limitations regarding duplication of recovery, the Indemnified Party will not be prohibited from selecting the theory or right of indemnification under which it may bring a claim.
(viii)    No Person will be entitled to be indemnified for any Adverse Consequence resulting from the passage of or change in any Law or any accounting policy, principle or practice (or the interpretation thereof by any Person) after the Closing Date or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date. The Buyer Indemnified Parties will not be entitled to indemnification for any Adverse Consequences resulting from a Buyer Indemnified Party filing a Tax Return that takes a position for Tax purposes that is inconsistent with a position taken on or with respect to a Tax Return that was required to be filed on or before Closing, including the position that no Tax Return was required to be filed, unless the position taken on or with respect to such Tax Return required to be filed on or before Closing did not comply with applicable Law at the time such Tax Return was required to be filed.
(ix)    Buyer Indemnified Parties will not be entitled to indemnification under this Article 7 for Adverse Consequences to the extent the Adverse Consequences are caused by acts or omissions of any Buyer Indemnified Party following the Closing Date that are grossly negligent or in breach of this Agreement.

(x)    The Parties agree that the Buyer Indemnified Parties will have the benefit of the representations and warranties set forth in Article 2 notwithstanding whether or not Buyer can demonstrate its reliance upon such representation and warranty; provided however that no Buyer Indemnified Party will be entitled to be indemnified with respect to a breach of a representation or warranty if Sellers can prove by a preponderance of the evidence that Buyer had actual knowledge of the facts, circumstances or events constituting such breach as of the date of this Agreement and failed to inform Sellers of such breach prior to signing this Agreement.
(xi)    Each of the Parties will use its commercially reasonable efforts to mitigate any Adverse Consequences for which it seeks to be indemnified pursuant to this Article 7 upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any Adverse Consequence; provided that any reasonable fees, costs and expenses incurred as a result of such efforts to mitigate will be deemed to be Adverse Consequences for the purposes of this Article 7.
(xii)    Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, the Buyer Indemnified Parties will not be entitled to indemnification for (and the calculation of the amount of any Adverse Consequences will not include) any reduction or use of any Tax attribute by any Seller or any Company in a Pre-Closing Period or Pre-Closing Straddle Period.
(xiii)    The amount of any Adverse Consequence that any Indemnified Party will be entitled to recover will be calculated net of any insurance proceeds, including for the avoidance of doubt under the R&W Policy and the PLL Policy, or any indemnity, contribution or other payment actually recovered by the Indemnified Party from any Person other than the Indemnifying Party with respect to such Adverse Consequences, in each case net of actual costs of recovery and the amount of any deductible required to be paid by the Indemnified Party. In the event that any insurance proceeds or other indemnity, contribution or other payment is recovered by any Indemnified Party with respect to any Adverse Consequences for which an Indemnified Party has previously been indemnified pursuant to this Article 7, the Indemnified Party will promptly refund to the Indemnifying Party (or to the Escrow Agent for deposit to the Escrow Fund to the extent the original payment was made out of the Escrow Funds and the Escrow Funds are still held by the Escrow Agent) an amount equal to the lesser of: (A) the aggregate amount of such insurance proceeds or other indemnity, contribution or other payment (net of actual costs of recovery, including the amount of any deductible required to be paid by the Indemnified Party and any increase in premiums incurred as a result of seeking recovery for such amounts); and (B) the aggregate amount previously paid to the Indemnified Party by the Indemnifying Party pursuant to this Article 7 in respect of such Adverse Consequence. The Indemnified Parties will use commercially reasonable efforts to seek recovery for such Adverse Consequences under any insurance policies (including, without limitation, the R&W Policy and the PLL Policy) that may cover any Adverse Consequences.
(xiv)    For purposes of determining whether there has been a breach of any representation or warranty set forth in Article 2 or Article 3 and for purposes of calculating the amount of any Adverse Consequences related to such breach, but not for any other purpose, any materiality qualifications (including the terms “material” and “Company Material Adverse Effect”)

set forth in any such representation or warranty will be disregarded (other than with respect to the representations and warranties set forth in Section 2.2(a)-(c), Section 2.5(c), the definitions of Company Material Adverse Effect, Material Contracts, Other Intellectual Property Assets, Permitted Encumbrances and Registered Intellectual Property Assets, and otherwise with respect to the standard that must be met to create an obligation to include items in a list set forth in a Schedule (as opposed to a list of exceptions to a representation and warranty), in each case, as to which this Section 7.4(d)(viii) will not apply).
Section 4.5    Indemnification Procedures.
(l)    Third-Party Proceedings.
(i)    Except for Proceedings related to Taxes (which are subject to Section 4.9(h)), promptly after receipt by a Person entitled to be indemnified under this Article 7 (an “Indemnified Party”) of notice of the commencement of a Proceeding against such Indemnified Person by any Person other than a Party, including a Governmental Body (a “Third-Party Proceeding”), such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 7, give prompt written notice to the Indemnifying Party of the commencement of such Third-Party Proceeding for which indemnification is sought: (A) describing in reasonable detail the nature of and the underlying basis for the claim; (B) stating the estimated amount thereof (if then quantifiable) and describing in reasonable detail the basis on which such amount was calculated; and (C) identifying the provisions of this Agreement upon which indemnification for the claim is based. The failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party except to the extent that the defense of such Third-Party Proceeding was prejudiced by the Indemnified Party’s failure to provide timely notice.
(ii)    The Indemnifying Party will be entitled to participate in any Third-Party Proceeding with respect to which indemnification has been or will be sought hereunder and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third-Party Proceeding. Notwithstanding the foregoing, the Indemnifying Party will not be permitted to assume the defense of a Third-Party Proceeding if: (A) such Third-Party Proceeding arises in connection with any criminal proceeding, action, indictment, criminal allegation or criminal investigation of the Indemnified Party or its Affiliates; (B) the Indemnified Party is advised in writing by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party (assuming the full cooperation of the Indemnified Party in asserting such defenses) or there is a material conflict of interest; (C) it is reasonably likely that the Adverse Consequences arising or resulting from such Third-Party Proceeding will exceed the remaining amount the Indemnified Party will be entitled to recover pursuant to this Article 7 as a result of the limitations set forth herein (including the Cap); or (D) an injunction or non-monetary or other equitable relief is sought against the Indemnified Party in such Third Party Proceeding (unless such relief sought is not material to such Third Party Proceeding and would not, if granted, materially affect Buyer, any Company or any Affiliate of Buyer, or any of their respective assets, properties operations or businesses. Following an assumption of defense of a Third-Party Proceeding by an Indemnifying Party hereunder, the

Indemnifying Party will have no liability for any fees of legal counsel or other expenses subsequently incurred by the Indemnified Party in connection with such Proceeding. If an Indemnifying Party assumes the defense of a Third-Party Proceeding, no compromise or settlement of the underlying claims may be effected by it without the Indemnified Party’s consent (which will not be unreasonably withheld, delayed or conditioned), unless: (x) the sole relief provided is monetary damages that are paid in full or otherwise provided for by the Indemnifying Party concurrently with the compromise or settlement; and (y) such compromise or settlement provides for a complete release from liability of the Indemnified Parties with respect to the claims asserted against the Indemnified Parties in the applicable Third-Party Proceeding. If an Indemnifying Party assumes the defense of a Third-Party Proceeding, the Indemnified Party will not settle such Proceeding without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, delayed or conditioned); provided, however, that the Indemnified Party will have the right to settle any such Proceeding without the prior written consent of the Indemnifying Party if the Indemnified Party first waives any right to indemnity under this Agreement with respect to such Proceeding or any related matter. Without impairing an Indemnified Party’s right to seek indemnification, if an Indemnifying Party does not timely elect to, or is not permitted to, assume the defense of a Third-Party Proceeding, the terms of any settlement of such Proceeding by the Indemnified Party (including with respect to the amount of any Adverse Consequences) will not be binding on an Indemnifying Party for purposes of such Indemnifying Party’s indemnification obligations hereunder unless the Indemnifying Party consents to such settlement in writing.
(iii)    The assumption of the defense of any Third-Party Proceeding by an Indemnifying Party will not constitute an admission of responsibility to indemnify. An Indemnifying Party may elect to assume the defense of a Proceeding at any time during its pendency, even if initially the Indemnifying Party did not elect to assume such defense, so long as the assumption of such defense at such later time would not materially and irreparably prejudice the rights of the Indemnified Party.
(iv)    Except to the extent it would cause a waiver of a privilege or in the event that litigation between the Parties has commenced or is imminent or expressly threatened, each Party will make available to the Other Party and the Other Party’s Representatives all of its Books and Records and, as applicable, employees relating to a Third-Party Proceeding as may be reasonably requested, and each Party will reasonably cooperate to insure the proper and adequate defense of such Third-Party Proceeding.
(m)    Direct Claims. A claim for indemnification for any matter not involving a Third-Party Proceeding (a “Direct Claim”) must be asserted by written notice to Buyer, if indemnification is sought against Buyer, or to Sellers’ Representative, if indemnification is sought against any Seller: (i) describing in reasonable detail the nature of and the underlying basis for, such Direct Claim; (ii) stating the estimated amount thereof (if then reasonably quantifiable) and describing in reasonable detail the basis on which such amount was calculated; and (iii) identifying the provisions of this Agreement upon which such Direct Claim is based. An Indemnifying Party will have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party will assist the Indemnifying Party’s investigation by giving such information and assistance (including access to each Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 4.6    Source of Payment. Any Adverse Consequences recoverable by a Buyer Indemnified Party under this Article 7 will first be recovered from the Escrow Funds (and Buyer and Sellers’ Representative will execute the necessary documents instructing the Escrow Agent to make the applicable payments in accordance with the Escrow Agreement) and then from Sellers, in each case pursuant to the terms and subject to the limitations set forth in this Agreement (including the Mini-Basket, Basket and the Cap).
Section 4.7    Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 7 will be treated as an adjustment to the Purchase Price to the extent permitted by applicable Law.
Section 4.8    Exclusive Remedy. Except for the matters covered by Section 1.3 and Section 4.9(c), a Party’s right to seek specific performance or other equitable relief pursuant to Section 9.12, any claims arising under a Transaction Document (other than this Agreement or any Transaction Certificate) and claims based on Actual Fraud after Closing this Article 7 constitutes the sole and exclusive remedy of each Party, its Affiliates and their respective Representatives with respect to any matters arising under or with respect to this Agreement or relating to or arising from the transactions contemplated in this Agreement, and each Party hereby irrevocably waives from and after Closing, to the fullest extent permitted under applicable Law, and all rights, claims and causes of action that it may have or may in the future have against the Other Party relating to the transactions contemplated by this Agreement.
ARTICLE 5
DEFINITIONS
For purposes of this Agreement, the following terms have the meanings specified in this Article 8:
“Accounting Firm” has the meaning set forth in Section 1.3(c).
“Accounting Principles” means accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals), consistently applied with past accounting practices of the Companies in connection with the preparation of the Interim Financial Statements that are specified in, or that were used in preparation of, the illustrative calculation set forth on Exhibit 8.1.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Actual Fraud” means actual fraud by Sellers or Buyer, as applicable, in connection with the negotiation and execution of this Agreement.
“Adverse Consequence” means any actual and direct losses, costs, damages, judgements, interest, awards, penalties, fines, deficiencies, liabilities or expenses (including reasonable legal and other professional fees and expenses), in each case net of any associated Tax Benefits and recoveries from any Person other than the Indemnifying Party (including insurance recoveries); provided, however, Adverse Consequence does not include punitive, exemplary, special damages or incidental or indirect damages, including business interruption, loss of profits, loss of use of facilities or loss of goodwill, except (in each case) to the extent any such punitive, exemplary, special damages or incidental or indirect damages is found by a court of competent jurisdiction to be due and payable by the Indemnified Party to any Person other than a Seller Indemnified Party or Buyer Indemnified Party, as applicable.
“Affiliate” means, as applied to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of equity, by Contract or otherwise.
“Affiliate Transfers” has the meaning set forth in Section 4.1(h).
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Allocation” has the meaning set forth in Section 4.9(j).
“Allocation Methodology” has the meaning set forth in Section 4.9(j).
“Alternative Transaction” has the meaning set forth in Section 4.1(c).
“Applicable Contract” means any Contract in effect as of the date of this Agreement to which any Company is a party or by which any of the assets or properties of any Company are bound.
“Audited Financial Statements” has the meaning set forth in Section 2.2(a).
“Balance Sheet” has the meaning set forth in Section 2.2(a).
“Basket” has the meaning set forth in Section 7.4(b).
“Books and Records” includes all data, documents, ledgers, databases, books, records, business plans, records of sales, supplier lists, files, Contracts and Organizational Documents.
“Business” has the meaning set forth in the second paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Georgia.
“Buyer” has the meaning set forth in the first paragraph of this Agreement.
“Buyer Certificates” means the certificates to be delivered at Closing pursuant to Sections 1.7(a)(iii), 1.7(a)(iv) and 5.2(c).
“Buyer Fundamental Representations” means those representations and warranties of Buyer contained in Section 3.2(a) (Authorization and Enforceability) and Section 3.7 (Broker’s Fees).
“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.
“Buyer Plans” has the meaning set forth in Section 4.10(b).
“Buyer Retained Employees” has the meaning set forth on Section 4.10(a).
“Buyer’s Adjustment Amount” has the meaning set forth in Section 1.3(d).
“Buyer’s Tax Contest” has the meaning set forth in Section 4.9(f).
“Cap” has the meaning set forth in Section 7.4(c).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Closing” has the meaning set forth in Section 1.6.
“Closing Construction Amount” means the reasonable and documented out-of-pocket costs and expense paid by the Companies on or prior to the Closing Effective Time for acquisition and construction costs in connection with the New Construction Sites.
“Closing Date” has the meaning set forth in Section 1.6.
“Closing Date Cash” means the sum of (i) the aggregate amount of cash, cash equivalents and marketable securities of each Company, including outstanding security and similar deposits and all cash in registers and ATMs, minus (ii) the aggregate amount of all outstanding checks of each Company plus (iii) the aggregate amount of all checks, money orders and other wire transfers and drafts deposited or available for deposit for the account of any Company, in each case as of the Closing Effective Time as determined in accordance with the Accounting Principles and the Companies’ historical practices and procedures.
“Closing Date Debt” means the aggregate Indebtedness of the Companies (excluding any Indebtedness owed by any Company to another Company) as of the Closing Effective Time, including any prepayment penalties, break-up or make-whole fees or payments or similar charges incurred in connection with the pay-off of such Indebtedness.

“Closing Date Net Working Capital” means Net Working Capital as of the Closing Effective Time, without giving effect to the consummation of the transactions contemplated by this Agreement.
“Closing Date Net Working Capital Adjustment” means either (i) the amount by which Closing Date Net Working Capital is greater or less than the Estimated Closing Date Net Working Capital, as applicable.
“Closing Date Pre-Closing Tax Refunds” means Pre-Closing Tax Refunds not received or applied against Taxes as of the Closing Effective Time.
“Closing Date Pre-Closing Taxes” means Pre-Closing Taxes not yet due and payable as of the Closing Effective Time.
“Closing Date Seller Transaction Expenses” means all Seller Transaction Expenses, to the extent unpaid as of the Closing Effective Time.
“Closing Effective Time” means 11:59 p.m. (Atlanta, Georgia time) on the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” and “Companies” have the meaning set forth in the first paragraph of this Agreement.
“Company Material Adverse Effect” means any event, circumstance, change, effect or condition that is materially adverse to, or would reasonably be expected to become, materially adverse to (i) the financial condition, business or results of operations of the Companies taken as a whole or (ii) the ability of Sellers and the Companies to consummate the transactions contemplated hereby or perform their respective obligations hereunder on a timely basis; provided, however, that none of the following will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of any of the following will constitute, a Company Material Adverse Effect: (a) the announcement of the execution of this Agreement or any other Transaction Document or the intended consummation of the transactions contemplated herein or therein, including any threatened or actual impact on any relationship with any vendor, supplier, distributor, landlord or employee of any Company (including the threatened or actual termination, suspension, modification or reduction of any such relationship); (b) the failure of any Company to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics; (c) any act or omission of Buyer, any Affiliate of Buyer or any of their respective Representatives after the date of this Agreement; (d) any condition or change in economic conditions generally affecting the economy or the industries in which any Company operates or relating to any changes in currency exchange rates, interest rates or inflation; (e) any national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack, or any natural disaster; (f) any condition affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any securities or market index); (g) any adoption, proposal, implementation or change in any Law or GAAP or any interpretation thereof; and (h) the taking of any action or omission required or expressly permitted by this Agreement or the other Transaction Documents, including the consummation of the transactions contemplated hereby and thereby; and provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (b)-(g) immediately above may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that such event, circumstance, change, effect or condition has a disproportionate effect on the Companies compared to other participants in the industries in which the Companies operate.
“Competitive Activity” means (i) development and operation of convenience stores and retail fuel stations within a 10 mile radius around any of the Owned Real Property or Leased Real Property; (ii) trading and distribution of refined petroleum products, including, among other things, the ownership of tractors and tankers for use in connection therewith, purchasing petroleum products from the pipeline and trading in renewable energy credits; or (iii) warehousing and distributing grocery and in-store retail merchandise, including, among other things, the ownership of tractors and tankers for use in connection therewith.
“Confidentiality Agreement” has the meaning set forth in Section 4.2.
“Consideration” means the sum of the Purchase Price and the balance sheet liabilities of each Company as of the Closing Effective Time and other applicable amounts.
“Contract” means any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture or any other agreement, or other legally binding commitment, undertaking or arrangement, whether written or oral.
“Cowford” has the meaning set forth in the first paragraph of this Agreement.
“Cowford Interest” has the meaning set forth in the fourth paragraph of this Agreement.
“Cowford Members” has the meaning set forth in the fourth paragraph of this Agreement.
“D&O Indemnified Parties” has the meaning set forth in Section 4.13(a).
“Direct Claim” has the meaning set forth in Section 7.5(b).
“Disclosure Schedule” means the schedules delivered in connection with this Agreement which: (a) set forth the information specifically described in certain of the representations and warranties contained in Article 2; and (b) set forth exceptions or qualifications to the representations and warranties contained in Article 2.
“Disclosure Update” has the meaning set forth in Section 4.2(b).
“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “group health plan” as defined in Section 733(a)(1) of ERISA, in each case, whether or not subject to ERISA, and any other compensation or benefit, fringe benefit, agreement or arrangement, program, plan, policy, Contract (other than statutory or Tax-based programs such as workers’ compensation or social security)(whether written or unwritten), including insurance coverage, severance or retention compensation or benefits, disability benefits, deferred compensation, executive compensation, supplemental retirement plan, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation which is maintained or contributed to by Jones Company, any Company or any of its Affiliates for the benefit of or relating to current or former directors, managers, employees or consultants of the Business or their dependents or beneficiaries, or with respect to which any Company has or could reasonably expect to have any liability (including on account of any ERISA Affiliate).
“Encumbrance” means any charge, claim, equitable interest, mortgage, lien (voluntary, involuntary, statutory or otherwise), option, warrant, purchase right, preferential right, pledge, security interest, right of first refusal, right of first offer, marital or community property interest, easement, outstanding interest in the subject estate (such as an undivided interest in such estate or a mineral interest), or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air or protected plant and wild-life.
“Environmental Document” means: (a) any report with respect to any environmental study, evaluation or investigation relating to the assets, properties or operations of any Seller, any Company or any of predecessor of any Company, including: (i) any report with respect to any Phase I or Phase II (or subsequent phase) studies and investigations; (ii) documents and information related to any improvements or buildings on any real property; and (iii) any report with respect to any testing, sampling, analysis, digging, boring, removing soil, relocating of soil or preparation of baseline environmental assessments relating to the Environment or any real property; (b) consent agreements, inspection reports, letters and notices of violation and related correspondence with any Governmental Body; (c) monitoring well assessments and related correspondence and materials; and (d) other documents materially bearing on any Environmental Liability of any Seller, any Company or any predecessor of any Company.
“Environmental Law” means any Law designed to: (a) notify any Governmental Body, employees or the public of intended, threatened or actual releases of any Hazardous Substance in violation of environmental permits or other applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; or (e) provide for or require the cleanup of Hazardous Substances that have been released into the Environment without a permit or otherwise in violation of Law.
“Environmental Liability” means any Adverse Consequence to any Company arising from or relating to any violation of or Liability under any Environmental Law with respect to an act, omission or condition occurring or existing on or before the Closing Effective Time.

“Environmental Permits” have the meaning set forth in Section 2.15(b)(ii).
“Equity Interests” has the meaning set forth in the fourth paragraph of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with any Company subject to ERISA under Section 414 of the Code or under ERISA Section 4001(b), or part of the same “controlled group” as any Company subject to ERISA for purposes of ERISA Section 302(d)(3).
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” has the meaning set forth in Section 1.2(b).
“Escrow Funds” has the meaning set forth in Section 1.2(a)(ix).
“Estimated Closing Cash Payment” has the meaning set forth in Section 1.2(a).
“Estimated Closing Construction Amount” has the meaning set forth in Section 1.3(a).
“Estimated Closing Date Cash” has the meaning set forth in Section 1.3(a).
“Estimated Closing Date Debt” has the meaning set forth in Section 1.3(a).
“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.3(a).
“Estimated Closing Date Net Working Capital Adjustment” means the amount by which Estimated Closing Date Net Working Capital is greater than or less than the Target Amount.
“Estimated Closing Date Pre-Closing Tax Refunds” has the meaning set forth in Section 1.3(a).
“Estimated Closing Date Pre-Closing Taxes” has the meaning set forth in Section 1.3(a).
“Estimated Purchase Price” has the meaning set forth in Section 1.2(a).
“Estimated Closing Date Seller Transaction Expenses” has the meaning set forth in Section 1.3(a).
“Excluded Assets” means those certain assets and Contracts set forth on Exhibit 8.2 attached hereto and any other asset or Contract that is expressly provided herein to be retained by a Non-Company Affiliate, including the Executive Agreements.
“Excluded Insurance Policies” has the meaning set forth in Section 4.11.
“Executive Agreements” has the meaning set forth in Section 4.10(f).

“Existing Information” has the meaning set forth in Section 4.3(c).
“Export Approvals” has the meaning set forth in Section 2.25(c).
“Final Closing Cash Payment” means an aggregate amount equal to: (a) $425,000,000; plus (b) the Closing Construction Amount; plus or minus (as applicable) (c) the Closing Date Net Working Capital Adjustment plus (d) Closing Date Cash minus (e) Closing Date Debt minus (f) Closing Date Pre-Closing Taxes plus (g) Closing Date Pre-Closing Tax Refunds minus (h) Closing Date Seller Transaction Expenses minus (i) the Escrow Funds, in the case of clauses (c)-(h) as finally determined in accordance with Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Sellers’ Representative and Buyer, determination by the Accounting Firm or any combination thereof).
“Fundamental Representations” means the Seller Fundamental Representations and the Buyer Fundamental Representations.
“GAAP” means United States generally accepted accounting principles as applied in the preparation of the Audited Financial Statements.
“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority; or (f) organization or association that sponsors, authorizes or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.
“Hazardous Substance” means: (a) any substance, waste or material that is controlled or regulated by any Environmental Law, including oil, petroleum or derivatives thereof; or (b) any substance or condition that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment or public health pursuant to any Environmental Law, including polychlorinated biphenyls, asbestos and asbestos containing materials; provided, however, that Hazardous Substance will not include typical office supplies (i.e., printer/copier toner cartridges, inks, correction fluids, etc.), cleaning supplies (i.e., detergents, soaps, sanitizers, glass cleaners, etc.) or personal care items (i.e., cosmetics, medicines, perfumes, colognes, deodorants, fragrances, fingernail polishes, etc.) stored or used in the Ordinary Course of Business. Without limiting the generality of the foregoing, “Hazardous Substance” includes recoverable free liquid hydrocarbons, dissolved hydrocarbon components, absorbed hydrocarbon components, vapor phase hydrocarbon contamination, and other hazardous constituents including oil and petroleum products and by-products, and toxic substances or wastes, pollutants, waste contaminants, special waste, industrial substance or waste, including, without limitation, any substance regulated or defined by Environmental Law.
“Healthcare Reform Laws” has the meaning set forth in Section 2.7(b).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“HSR Approval” means the termination or expiration of all applicable waiting periods under the HSR Act.
“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of (i) indebtedness for borrowed money (including the long-term and short-term portion thereof), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) all amounts owing or due under any interest rate, currency, swap or other hedging agreements, (iv) all capital lease obligations of such Person, (v) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, but only to the extent that such letters of credit, bank guarantees, bankers’ acceptances or other similar instruments have been drawn upon, (vi) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables incurred in the Ordinary Course of Business), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, and (vii) all guarantees by such Person of any Liabilities of another Person of a type described in clauses (i)-(vi).
“Indemnified Party” has the meaning set forth in Section 7.5(a)(i).
“Indemnifying Party” has the meaning set forth in Section 7.5(a)(i).
“Insurance” means all forms of insurance, including liability, crime, fidelity, life, fire, product liability, workers’ compensation, directors’ and officers’ liability and other forms of insurance maintained by any Company.
“Insurance Policy” and “Insurance Policies” have the meanings set forth in Section 2.14.
“Intellectual Property Assets” means: (a) all trademarks, trade names, trade dress, service marks, domain names, and the goodwill of the Business and other rights related thereto; (b) all original works of authorship and all copyright rights therein, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (c) all plant, design, and utility patents and patent applications, and all international proprietary rights associated therewith; (d) all inventions, know-how, discoveries, improvements thereto, designs and trade secrets; and (e) all registrations and applications for registration of any of the foregoing throughout the world.

“Intellectual Property Contract” and “Intellectual Property Contracts” have the meanings set forth in Section 2.10(a).
“Interim Financial Statements” has the meaning set forth in Section 2.2(a).
“IRS” means the United States Internal Revenue Service.
“IT Systems” means the hardware, Software, databases (but not including any data contained therein or associated therewith), data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Companies, or any of them, but excluding such wired or wireless communications infrastructure owned or operated by third parties (e.g., internet service providers, telecommunications carriers, and the like) to which any of the Companies has access under an agreement.
“Jones Company” has the meaning set forth in the first paragraph of this Agreement.
“Jones Transferred Assets and Contracts” has the meaning set forth in Section 4.1(h).
“Jones Transfers” has the meaning set forth in Section 4.1(h).
“Jones Company Interests” has the meaning set forth in the third paragraph of this Agreement.
“Law” means any law, principle of common law (including equitable principles), ordinance, statute, code, regulation, rule or treaty enacted, issued or promulgated by any Governmental Body.
“Leased Location” and “Leased Locations” have the meanings set forth in Section 2.8(e)(i).
“Leased Real Property” has the meaning set forth in Section 2.8(b).
“Liability” means any Indebtedness, liability or obligation (whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
“Location” and “Locations” have the meanings set forth in Section 2.8(e)(i).
“Malware” means computer instructions that alter, destroy, shut down, or inhibit the operation of computer Software, databases, network, servers, or any related computer environment, including but not limited to other programs’ data storage and computer libraries, programs that self-replicate without manual intervention, instructions programmed to activate at a predetermined time upon a specified event, programs that permit unauthorized access to computer Software or hardware or databases, programs that purport to do a meaningful function but are designed for a different and harmful function, and programs that perform no useful function but utilize substantial computer, telecommunications, memory, or other resources, including viruses, Trojan horses, time bombs, protect codes, data destruction keys, trap doors, and similar codes or devices.

“Material Contracts” has the meaning set forth in Section 2.13(b).
“Material Supplier” has the meaning set forth in Section 2.19.
“Mini-Basket” has the meaning set forth in Section 7.4(a).
“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA.
“Net Working Capital” means the book value of the consolidated current assets of the Companies less the book value of the consolidated current liabilities (other than the short-term portion of Indebtedness for borrowed money which will be included in the Closing Date Debt) of the Companies, in each case, as identified in the balance sheet line items included in the illustrative calculation set forth on Exhibit 8.1, calculated in accordance with the Accounting Principles and determined as of the Closing Effective Time. For avoidance of doubt, Net Working Capital will exclude (a) Closing Date Cash, (b) the current portion of Closing Date Debt, (c) Closing Date Pre-Closing Taxes, (d) Closing Date Pre-Closing Tax Refunds, (e) Closing Date Seller Transaction Expenses, (f) any asset or liability associated with the Excluded Insurance Policies, and (g) assets and liabilities associated with the New Construction Sites.
“New Construction Sites” means the tracts described on Exhibit 1.2(a)(ii).
“New Information” has the meaning set forth in Section 4.3(c).
“Non-Amendment Representations” means the Seller Fundamental Representations, the QSUB Representations and the representations and warranties set forth in Sections [2.2(a)] and 2.5(c).
“Non-Company Affiliates” means each Affiliate of Jones Company (including any relative of a Seller or Shareholder with an interest in any of the assets or Contracts used in the Business) other than the Companies.
“Objection Notice” has the meaning set forth in Section 1.3(b).
“OFAC” has the meaning set forth in Section 2.25(b).
“Open Source Software” means any Software subject to a license agreement that (a) requires the licensor to permit reverse-engineering of the licensed Software or other Software incorporated into, derived from, or distributed with such licensed Software (except to the extent required by law for interoperability purposes), or (b) that requires the licensed Software or other Software incorporated into, derived from, or distributed with such licensed Software to (i) be distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be distributed at no charge. Open Source Software license agreements include, but are not limited to: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) The Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards Source License (SISSL), (g) the Apache Server license, (h) QT Free Edition License, (i) IBM Public License, (j) BitKeeper and (k) the Common Public License.

“Order” means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any Governmental Body.
“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the Business consistent with past practice with respect to the activity in question.
“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization, certificate of formation, operating agreement or similar governing documents, in each case as amended.
“Other Intellectual Property Assets” has the meaning set forth in Section 2.10.
“Other Party”: (a) with respect to Sellers, “Other Party” means Buyer; and (b) with respect to Buyer, “Other Party” means Sellers.
“OTS Software” means standard form (e.g., clickwrap or shrinkwrap) in-bound non-exclusive license agreements for non-customized and otherwise unmodified (other than ordinary course minor modifications) commercially available, off-the-shelf Software applications with a replacement cost or aggregate annual license fee of less than $50,000.
“Outside Date” has the meaning set forth in Section 6.1(d).
“Owned Location” and “Owned Locations” have the meanings set forth in Section 2.8(e)(i).
“Owned Real Property” has the meaning set forth in Section 2.8(a).
“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.
“Patagonia” has the meaning set forth in the first paragraph of this Agreement.
“PCI-DSS” has the meaning set forth in Section 2.24(e).
“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable; (b) minor imperfections of title, minor encroachments and other similar Encumbrances that do not and would not, in the aggregate, reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Companies; (c) liens (excluding liens for taxes) arising by operation of Law in the Ordinary Course of Business, such as mechanics’ liens, materialmens’ liens, carriers’ liens, warehousemens’ liens and similar Encumbrances, to the extent relating to the New Construction Sites or other such liens that are either taken into account in the calculation of the Final Cash Closing Payment or where the aggregate amount secured by all of such liens as to all of the properties of the Companies does not exceed $250,000; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans, participation in which is mandatory in connection with the operation of the Business; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) with respect to any Real Property Lease, landlord’s liens arising by operation of Law in the Ordinary Course of Business, and Encumbrances created by the express terms of the applicable lease; (g) Encumbrances to be discharged at Closing upon the discharge by Buyer of Closing Date Debt; (h) easements, rights-of-way, servitudes and other similar rights in land granted to, reserved or taken by any Governmental Body or public utility that do not and would not, in the aggregate, reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Companies; (i) restrictive covenants, private deed restrictions, reciprocal agreements and other similar land use controls or agreements that do not and would not, in the aggregate, reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Companies; (j) rights of expropriation, access, use or any other right conferred or reserved by any Governmental Body under applicable Law, but not yet asserted; (k) any interest or title of a lessor under any Real Property Lease including any reservations, conditions and encumbrances set out in the Real Property Leases, and all encumbrances registered on title to the Leased Real Property which: (i) relate to the lessor’s interest in the Leased Real Property that do not and would not, in the aggregate, reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Companies; and (ii) the Companies have no right to remove and/or discharge from title pursuant to such Real Property Lease, but excluding ground leases and lessor granted mortgages that are neither subordinate to such Real Property Lease or subject to an enforceable nondisturbance agreement that provides that such Real Property Lease will continue unless the tenant under such lease is in default such that such Real Property Lease terms permit the landlord to terminate such lease by reason of such default; (l) the exceptions to coverage set out in any policies of title insurance in favor of the Companies that remain valid on the Closing Date that do not and would not, in the aggregate, reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Companies; (m) Encumbrances (other than encumbrances securing Closing Date Debt, fee title interests of any third party in any material portion of an Owned Real Property, and third-party interests in any material portion of the leasehold interest in a Real Property Lease) that are of public record and would be shown by a current title commitment or report or other similar report or listing; (n) zoning, building, subdivision or other similar requirements or restrictions relating to or affecting any Owned Real Property or Leased Real Property that do not and would not, in the aggregate, reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Companies; and (o) Encumbrances described on Schedule 2.8(a).
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.
“Personally Identifiable Information” means (a) nonpublic personal information as that term is defined by the Financial Services Modernization Act of 1999, (b) protected health information at that term is defined by the Health Insurance Portability and Accountability Act of 1996, (c) cardholder data as that term is defined by PCI DSS, and (d) all other personal information that (i) identifies, describes, or pertains to a natural person and (ii) is required by Law to be treated as confidential. Such information referred to above in this paragraph is not Personally Identifiable Information if it is both (A) encrypted so that it is unintelligible and unusable without the applicable decryption key or process and (B) separate from such decryption key or process so that it remains unintelligible and unusable. For the avoidance of doubt, if a person possesses or controls both such information in encrypted form and the decryption key associated with such information, such information is, in the hands of such person, Personally Identifiable Information.
“PLL Policy” means any pollution legal liability insurance policy covering all of the Locations obtained by Buyer in connection with the transactions contemplated by this Agreement which identifies Sellers, the Companies, Buyer and their respective Affiliates as named insureds. Such PLL Policy, to the extent available in the marketplace, will cover remediation costs and third-party liability for all Hazardous Substance contamination. The PLL Policy will be written for a five-year term and will have limits of $5,000,000 and a self-insured retention of $50,000.
“Post-Closing Straddle Period” has the meaning set forth in Section 4.9(a).
“Pre-Closing Period” means any taxable period ending on or prior to the Closing Effective Time.
“Pre-Closing Period Returns” has the meaning set forth in Section 4.9(b)(i).
“Pre-Closing Straddle Period” has the meaning set forth in Section 4.9(a).
“Pre-Closing Tax Refunds” means refunds of, or applications against Tax in lieu of refunds of, Pre-Closing Taxes.
“Pre-Closing Taxes” means, without duplication, the aggregate amount of: (a) all Taxes of any Company for any Pre-Closing Period; (b) all Taxes of any Company for any Pre-Closing Straddle Period; (c) any Specified Tax Liabilities; and (d) imposed as a result of the transactions contemplated by this Agreement.
“Preliminary Closing Statement” has the meaning set forth in Section 1.3(b).
“Prior Deeds” means those deeds delivered to any Company by any Seller, any Non-Company Affiliate, any Shareholder, any Cowford Member or any Affiliate of any Seller, Shareholder or Cowford Member in respect of any Owned Real Property.
“Privileged Communications” has the meaning set forth in Section 9.13.
“Pro Forma Financial Statements” has the meaning set forth in Section 2.2(a).
“Proceeding” means any action, arbitration, known audit, known examination, hearing, known claim, litigation or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body.

“Proposal” has the meaning set forth in Section 4.1(c).
“Proprietary Software” has the meaning set forth in Section 2.10(e).
“Purchase Price” has the meaning set forth in Section 1.2(c).
“QSUB” has the meaning set forth in Section 2.4(c).
“QSUB Company” and “QSUB Companies” have the meanings set forth in Section 4.1(c).
“QSUB Conversion” has the meaning set forth in Section 4.1(j).
“QSUB Representations” means those representations and warranties contained in Sections 2.4(b), (c), (d) and (e).
“R&W Policy” means that certain representations and warranties insurance policy that may be obtained by Buyer. The R&W Policy will be written for at least a 5-year term and will have limits of at least $30,000,000 and a self-insured retention as provided in this Agreement; provided, however, that Buyer may secure a policy in excess of such term and limits provided that it will cover 100% of the increase in premium resulting therefrom.
“Real Property Lease” and “Real Property Leases” have the meanings set forth in Section 2.8(b).
“Registered Intellectual Property Assets” has the meaning set forth in Section 2.10(a).
“Related Party” has the meaning set forth in Section 2.23.
“Related Party Receivable” has the meaning set forth in Section 2.23.
“Relevant Persons” has the meaning set forth in Section 2.25(a).
“Remediation” means all activities, whether undertaken pursuant to judicial or administrative order or otherwise, required to comply with applicable Environmental Law, to investigate, monitor and, if required, clean up, remove, treat, or in any other way adjust contamination by Hazardous Substance on, in, at or from a location.
“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Restricted Period” means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date.
“Review Period” has the meaning set forth in Section 1.3(b).
“Schedule Amendment” has the meaning set forth in Section 4.3(c).

“Seller Certificates” means the certificates to be delivered at Closing pursuant to Sections 1.7(b)(ix), 1.7(b)(x), 1.7(b)(xi) and 5.1(d).
“Seller Express Representations” has the meaning set forth in Section 2.26.
“Seller Fundamental Representations” means those representations and warranties of Sellers contained in Section 2.1 (Organization; Capitalization; Ownership), Section 2.12(a) (Authorization and Enforceability) and Section 2.16 (Broker’s Fees).
“Seller Indemnified Parties” has the meaning set forth in Section 7.3.
“Seller Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of Sellers or any Company in connection with this Agreement or the consummation of the transactions contemplated hereby (in each case, to the extent payable or owed by any Company, and whether invoiced before or after Closing), including: (a) all brokers’, finders’ or investment bankers’ fees incurred by or on behalf of Sellers or any Company in connection with the negotiation, preparation, execution and consummation of the transactions contemplated hereby, including those of Fifth Third Securities, Inc.; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of Sellers or any Company in connection with consummation of the transactions contemplated hereby; and (c) all transaction, change in control, deferred compensation, long term incentive, executive retirement compensation agreements or other similar bonuses payable by any Company to employees upon consummation of the transactions contemplated hereby or incidental thereto; (d) any Title Commitment costs to be paid by Sellers under Section 1.5(e); 50% of the premium of the R&W Policy, subject to a maximum of $615,000 owed by Sellers; (f) 50% of the premium of the PLL Policy, subject to a maximum of $200,000 owed by Sellers; (g) 50% of the filing fee under the HSR Act; and (h) 50% of the fees of the Escrow Agent and (i) any cancellation payments made pursuant to Section 4.10(f).
“Sellers” has the meaning set forth in the first paragraph of this Agreement.
“Sellers’ Adjustment Amount” has the meaning set forth in Section 1.3(d).
“Sellers’ Knowledge” means the actual knowledge, following reasonable inquiry, of Shareholders, Jimmy Walker and solely with respect to Sections 2.8 and 2.15, Hank Sirmans.
“Sellers’ Representative” has the meaning set forth in Section 4.15(a).
“Sellers’ Tax Contest” has the meaning set forth in Section 4.9(f).
“Severance” has the meaning set forth in Section 4.10(a).
“Shareholder” and “Shareholders” have the meaning set forth in the first paragraph of this Agreement.
“Software” means any instructions for causing a computer to function in a particular manner, whether in machine-readable form, human-readable form, or otherwise, including without limitation device drivers, operating systems, and application programs.

“Solvent” means, with respect to any Person, that (a) the present fair saleable value of the assets owned by such Person exceeds the amount required to pay its probable liability on its existing debts as they become absolute and matured; (b) such Person does not have an unreasonably small amount of capital with which to engage in its business; and (c) such Person will be able to pay its debts and liabilities as they become due.
“Specified Tax Liabilities” means (a) all Taxes arising from an affiliated group of which any Company (or any predecessor of any Company) is or was a member in the Pre-Closing Period for which any Company is liable pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law; (b) all Taxes of any Person imposed on any Company as a transferee or successor, by Contract or pursuant to any Law, but only to the extent such Taxes arise out of an event or transaction occurring in the Pre-Closing Period; and (c) any Liability (i) for the payment of any amounts as a result of any Company being a party to any Tax sharing or allocation agreement to the extent the Tax sharing or allocation agreement was entered into in the Pre-Closing Period or (ii) with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation or Liability to indemnify any Person entered into in the Pre-Closing Period, other than, in each case, any such customary agreements or arrangements with customers, vendors, lessors or the like entered into in the Ordinary Course of Business.
“Straddle Period” has the meaning set forth in Section 4.9(a).
“Straddle Period Returns” means the Tax Returns that are required to be filed for any Straddle Period.
“Target Amount” means $300,000.
“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, value-added, concession, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Tax Benefit” means the value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, provided that such value will be computed as of the later of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized (regardless of the time of actual utilization of the benefit), using the Tax rate applicable to the highest level of income with respect to such Tax under applicable Law on such date.
“Tax Claim” has the meaning set forth in Section 4.9(f).
“Tax Dispute” has the meaning set forth in Section 4.9(h).

“Tax Partnership” has the meaning set forth in Section 4.9(j)(iii).
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Taxing Authority” means any Governmental Body responsible for the imposition or collection of any Tax.
“Third Party Leases” has the meaning set forth in Section 2.8(e).
“Third-Party Proceeding” has the meaning set forth in Section 7.5(a).
“Title Commitment” and “Title Commitments” have the meanings set forth in Section 1.5.
“Transaction Certificates” means the Seller Certificates and the Buyer Certificates.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Transaction Certificates and all other agreements to be executed and delivered by a Party in connection with the consummation of the transactions contemplated by this Agreement.
“Transfer Taxes” has the meaning set forth in Section 4.9(g).
“Transferred Assets and Contracts” has the meaning set forth in Section 4.1(h).
“Update Disclosure Delivery Date” has the meaning set forth in Section 4.2(b).
“Unregistered Intellectual Property Assets” has the meaning set forth in Section 2.10(a).
“UST” or “USTs” means all underground and above ground storage tanks located at or under a Location and all associated (i) lines, (ii) pipes, (iii) pumping, release detection, and spill and overfill protection equipment, and (iv) all other apparatus, devices and other appurtenances thereto.
“Walker” has the meaning set forth in the first paragraph of this Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq.
ARTICLE 6
GENERAL
Section 6.1    Binding Effect; Benefits; Assignment. The terms of this Agreement and the other Transaction Documents executed or to be executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and its legal representatives, successors and authorized assigns. Except: (a) as otherwise expressly provided in this Agreement or another

Transaction Document; (b) for the provisions of Article 7, which are intended to be for the benefit of, and will be enforceable by, the Seller Indemnified Parties and the Buyer Indemnified Parties; (c) the provisions of Section 4.12, which are intended to be for the benefit of, and will be enforceable by, the Persons against whom claims are released therein; (d) the provisions of Section 4.13, which are intended to be for the benefit of, and will be enforceable by, the Persons described therein, and (e) the provisions of Section 4.9(e), nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the Parties and their respective legal representatives, successors and authorized assigns. Except as contemplated in Section 4.9(e), no Party may assign any of its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the Other Party to this Agreement or the other parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to one or more of its Affiliates, which assignment will not relieve Buyer of any of its obligations under this Agreement or such other Transaction Document.
Section 6.2    Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule) and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by any Party in connection with the transactions contemplated by this Agreement or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied.
Section 6.3    Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any breach of any other provision of this Agreement.
Section 6.4    Governing Law; Exclusive Jurisdiction. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Laws of the State of Delaware, without regard to choice of law principles of any jurisdiction. The Parties hereby submit to the exclusive jurisdiction of the state or federal courts located in New Castle County, Delaware in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, and the Parties hereby waive, and agree not to assert, any defense in any such action, suit or Proceeding, that they are not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or Proceeding is brought in an inconvenient forum, or that the venue of such suit, action or Proceeding is improper. The Parties agree not to bring any Proceeding related to or arising out of this Agreement in any court other than the courts located in New Castle County, Delaware.
Section 6.5    WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.6    Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by facsimile or electronic mail (with confirmation of receipt) at or prior to 5:00 p.m. Eastern Time on a Business Day; (c) on the first Business Day following delivery, if sent by facsimile or electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d) on the first Business Day following deposit with a nationally recognized overnight delivery service; or (e) upon actual receipt if sent by first class mailing, with first class, postage prepaid:

If to Buyer:	with a copy to (which will not constitute notice):
CST Brands, Inc. Attn: Kim Lubel, President and Chief Executive Officer	CST Brands, Inc. Attn: Gerard J. Sonnier, Senior Vice President, General Counsel and Corporate Secretary
One Valero Way San Antonio, Texas 78249	One Valero Way San Antonio, Texas 78249

Email: Kim.lubel@cstbrands.com	Email: Gerard.sonnier@cstbrands.com

If to Sellers:	with a copy to (which will not constitute notice):
The Jones Company, as Sellers’ Representative Attn: James C. Jones III 215 Pendleton Street Waycross, Georgia 31501 Facsimile: _______________ Email: __________________	Barnes & Thornburg LLP
Attn: Tracy T. Larsen
171 Monroe Avenue N.W.
Suite 1000
Grand Rapids, Michigan 49503
Facsimile: (616) 742-3999 Email: tracy.larsen@btlaw.com
A Party may change its address, facsimile number or e-mail address by prior written notice to the Other Party provided as set forth in this Section 9.6.
Section 6.7    Counterparts. This Agreement may be executed by original signature or by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.
Section 6.8    Expenses. Except as otherwise expressly provided in this Agreement, Sellers, on one hand, and Buyer, on the other hand, will each pay all of their own expenses, costs and fees (including legal and other professional costs and fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the transactions contemplated by this Agreement are consummated or not). Except to the extent paid by any Company prior to Closing or taken into account in the calculation of the Final Closing Cash Payment, any expenses of Sellers and Sellers’ Representative relating to the transactions contemplated by this Agreement (including financial advisory, legal and accounting fees) will be paid by Sellers at or as soon as practicable after Closing. Buyer will pay the fees with respect to filings under the HSR Act and any fees paid to the Escrow Agent, with Sellers’ portion of such amounts to be included in the Seller Transaction Expenses.
Section 6.9    Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to any particular section, subsection or paragraph contained in this Agreement. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. All references in this agreement to Sections, Schedules or Exhibits are references to Sections of, and Exhibits and Schedules to, this Agreement, unless the context otherwise requires. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against a Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to dollars or “$” in this Agreement or any other Transaction Document are to United States Dollars.
Section 6.10    Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, which will otherwise remain in full force and effect. Upon any such determination that any provision of this Agreement or other Transaction Document is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement or other Transaction Document, as applicable, by replacing the invalid, illegal or unenforceable provisions with legal, valid and enforceable provisions the effect of which comes as close as practicable to the original intent of the Parties in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 6.11    Certain Disclosure Matters. The Disclosure Schedule contains a series of schedules which, in part, set forth information specifically referred to in Article 2 and, in part, provide exceptions or qualifications to the representations and warranties contained in Article 2 (the latter schedules may not be specifically referred to in Article 2). Neither the specification of any dollar amount in Article 2 nor the disclosure of a document or information in a schedule comprising part of the Disclosure Schedule is intended, or will be construed or offered in any dispute between the Parties as evidence of, the materiality of such dollar amount, document or information, nor does it establish any standard of materiality upon which to judge the inclusion or omission of any other documents or information in that schedule or any other schedule comprising the Disclosure Schedule. The information contained in this Agreement and the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission to any Person that is not a Party of any matter whatsoever, including of any violation of Law or breach of any Contract. An exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty will be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Buyer reasonably aware that such exception or qualification is applicable to such other representations and warranties, whether or not such exception or qualification is so numbered or such other representations and warranties expressly refer to a schedule comprising the Disclosure Schedule; provided, however, that notwithstanding the foregoing, the Seller Fundamental Representations may not be, and will not be deemed to be, qualified as a result of any disclosure with respect to any representation or warranty other than the specifically numbered schedules in the Disclosure Schedule which correspond to the numbered sections of this Agreement pertaining to the Seller Fundamental Representations.

Section 6.12    Specific Performance. The Parties agree that irreparable damage would occur to the non-breaching Party if any provision of this Agreement were not performed by a Party in accordance with the terms hereof. Accordingly, subject to the limitations set forth in this Section 9.12, prior to the valid termination of this Agreement pursuant to Section 6.1, and in addition to any other remedy to which a non-breaching Party is entitled at Law or in equity, the non-breaching Party will be entitled to injunctive relief to prevent breaches of this Agreement and will be entitled to specifically enforce the performance of the provisions hereof. The Parties agree and acknowledge that: (a) by seeking the remedies provided for in this Section 9.12, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.12 are not available or otherwise are not granted; and (b) nothing contained in this Section 9.12 will require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 9.12 before properly exercising any termination right under Article 6 (and pursuing any other remedies under this Agreement after such termination) nor will the commencement of any Proceeding pursuant to this Section 9.12 or anything contained in this Section 9.12 restrict or limit any Party’s right to properly terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.
Section 6.13    Representation by Barnes & Thornburg LLP; Privileged Communications. In the event of any dispute after Closing between Buyer or any of its Affiliates (including any Company), on the one hand, and any Seller or Non-Company Affiliate, on the other hand, Buyer and each Company hereby consent to the representation by Barnes & Thornburg LLP of any Seller or Non-Company Affiliate notwithstanding the prior representation of the Companies by Barnes & Thornburg LLP, and Buyer and each Company hereby waive any right to object thereto on the basis of any conflict of interest arising from such representation or similar claim. Buyer acknowledges and agrees that as to all pre-Closing communications between or among any Seller or Non-Company Affiliate and the Companies and their respective employees and agents, on one hand, and their respective legal counsel (including Barnes & Thornburg LLP), on the other hand, relating to the Transaction Documents or the transactions contemplated thereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege (collectively, “Privileged Communications”) belong to and may be controlled by such Seller, and will not pass to or be claimed by Buyer or any of its Affiliates (including, after Closing, any Company). The Parties agree that following the Closing, Buyer will not have access to, or any right to make use of, any Privileged Communications or any related files or records maintained by Barnes & Thornburg LLP. As soon as possible following the Closing, Buyer will make best efforts to locate and destroy any Privileged Communications which may come into its possession as a result of the transactions contemplated herein, and to promptly destroy any Privileged Communications that may later be discovered to be its possession without retaining any copies or records.

[Remainder of page is intentionally left blank. Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Stock and Membership Interest Purchase Agreement as of the date stated in the first paragraph of this Stock and Membership Interest Purchase Agreement.

BUYER:

CST BRANDS, INC.

By: /s/ Kimberly S. Lubel
Name: Kimberly S. Lubel
Title: President and Chief Executive Officer

SELLERS:

THE JONES COMPANY

By: /s/ James A. Walker, Jr.
Name: James A. Walker, Jr.
Title: President

PATAGONIA PARTNERS, LLC

By: /s/ James C. Jones, III
Name: James C. Jones, III
Title: Member

/s/ James A. Walker, Jr.
James A. Walker, Jr.

THE COMPANIES (solely for purposes of Section 4.12 and Section 9.13):

FLASH FOODS, INC.

By: /s/ James A. Walker, Jr.
Name: James A. Walker, Jr.

[Signature Page to Stock and Membership Interest Purchase Agreement]

Title: President

[Signature Page to Stock and Membership Interest Purchase Agreement]

FUEL SOUTH, INC.

By: /s/ James A. Walker, Jr.
Name: James A. Walker, Jr.
Title: President

FUEL SOUTH EXPRESS, INC.

By: /s/ James A. Walker, Jr.
Name: James A. Walker, Jr.
Title: President

BACON GROCERY COMPANY, INC.

By: /s/ James A. Walker, Jr.
Name: James A. Walker, Jr.
Title: President

COWFORD HOLDINGS, LLC

By: /s/ Patagonia Partners, LLC, James C. Jones III
Name: Patagonia Partners, LLC, James C. Jones III
Title: Member

KEMP RIDGE HOLDINGS, LLC

By: /s/ The Jones Co., James A. Walker, Jr.
Name: The Jones Co., James A. Walker, Jr.
Title: Managing Member

SHAREHOLDERS (solely for purposes of Section 4.4 and Section 4.12):

/s/ James C. Jones III
James C. Jones III

/s/ Patrick C. Jones
Patrick C. Jones

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